EXHIBIT 2.1

EXECUTION COPY

MERGER AGREEMENT

BY AND AMONG

VSOURCE, INC., a Delaware corporation,

TEAM AMERICA, INC., an Ohio corporation

AND

BEAKER ACQUISITION CO., INC., a Delaware corporation

DATED AS OF JUNE 12, 2003

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3.3	Obligations With Respect to Capital Stock	32
3.4	Authority, Non-Contravention	33
3.5	SEC Filings; TEAM Financial Statements	36
3.6	Absence of Certain Changes or Events	37
3.7	Taxes	37
3.8	Title and Operation of Properties	39
3.9	Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:	40
3.10	Compliance with Laws	41
3.11	Litigation	41
3.12	Employee Benefit Plans	42
3.13	Environmental Matters	45
3.14	Certain Agreements	45
3.15	Brokers and Finders’ Fees	47
3.16	Insurance	47
3.17	SEC Disclosure Documents	47
3.18	Board Approval	48
3.19	Takeover Statutes	48

ARTICLE IV	COVENANTS OF VSOURCE AND TEAM	48

4.1	Conduct of Business	48

ARTICLE V	ADDITIONAL AGREEMENTS	51

5.1	Joint Proxy Statement; Registration Statement; Board Recommendations	51
5.2	Meetings of Stockholders	52
5.3	Confidentiality; Access to Information	53
5.4	No Solicitation	53
5.5	Public Disclosure	55
5.6	Requirements	55
5.7	Third Party Consents	55
5.8	Notification of Certain Matters	56
5.9	Vsource Options and ESPP	56
5.10	Form S-8	57
5.11	Indemnification	57
5.12	Nasdaq Listing	58
5.13	Certain Employee Benefits	58
5.14	Section 16 Matters	58
5.15	Vsource Affiliates; Restrictive Legend	59
5.16	Other Agreements	59
5.17	Other TEAM Covenants	59

ARTICLE VI	CONDITIONS TO THE MERGER	60

6.1	Conditions to Obligations of Each Party to Effect the Merger	60
6.2	Additional Conditions to the Obligations of Vsource	60
6.3	Additional Conditions to the Obligations of TEAM and Merger Sub	61

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ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	62

7.1	Termination	62
7.2	Notice of Termination; Effect of Termination	64
7.3	Fees and Expenses	64
7.4	Amendment	67
7.5	Extension; Waiver	67

ARTICLE VIII	GENERAL PROVISIONS	67

8.1	Non-Survival of Representations and Warranties	67
8.2	Notices	67
8.3	Interpretation; Certain Defined Terms	68
8.4	Counterparts	70
8.5	Entire Agreement; Third-Party Beneficiaries	70
8.6	Severability	70
8.7	Other Remedies; Specific Performance	70
8.8	Governing Law	70
8.9	Rules of Construction	71
8.10	Assignment	71
8.11	Waiver of Jury Trial	71

EXHIBITS AND SCHEDULES

Exhibit A	Form of Vsource Stockholder Voting Agreement
Schedule A-1	Certain Vsource Stockholders
Exhibit B	Form of TEAM Stockholder Voting Agreement
Schedule B-1	Certain TEAM Stockholders
Exhibit C	TEAM Memorandum of Understanding
Exhibit D	Bank Documents
Exhibit E	Form of Certificate of Incorporation of TEAM (post-reincorporation)
Exhibit F	Form of Bylaws of TEAM (post-reincorporation)
Exhibit G	Nickerson Term Sheet

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MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is made and entered into as of June 12, 2003, among TEAM America, Inc., an Ohio corporation (“TEAM”), Beaker Acquisition Co., Inc., a Delaware corporation and a wholly-owned, first-tier subsidiary of TEAM (“Merger Sub”), and Vsource, Inc., a Delaware corporation (“Vsource”).

RECITALS

A. The respective Boards of Directors of TEAM, Merger Sub and Vsource have approved this Agreement, and declared advisable the merger of Merger Sub with and into Vsource (the “Merger”) upon the terms and subject to the conditions of this Agreement.

B. For United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

C. Concurrently with the execution of this Agreement, and as a condition and inducement to TEAM’s willingness to enter into this Agreement, certain stockholders of Vsource listed on Schedule A-1 are entering into a Voting Agreement with TEAM in the form of Exhibit A (each, a “Vsource Stockholder Voting Agreement”).

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Vsource’s willingness to enter into this Agreement, certain stockholders of TEAM listed on Schedule B-1 are entering into a Voting Agreement with Vsource in the form of Exhibit B (each, a “TEAM Stockholder Voting Agreement”).

E. Concurrently with the execution of this Agreement and as a condition and inducement to Vsource’s willingness to enter into this Agreement, certain stockholders of TEAM have entered into a binding Memorandum of Understanding (the “TEAM MOU”) relating to a Recapitalization Agreement with TEAM (the “TEAM Recap Agreement”) in the form of Exhibit C.

F. Concurrently with the execution of the Agreement, and as a condition and inducement to TEAM’s and Vsource’s willingness to enter into this Agreement, The Provident Bank and The Provident Financial Group, Inc. have entered into a binding buy-out commitment and the Huntington National Bank has entered into a non-binding term sheet, all of which are attached hereto as Exhibit D (the “Provident Documents” and the “Huntington Term Sheet” respectively, and collectively, the “Bank Documents”), that set forth, among other things, the terms of a lending relationship with TEAM upon the consummation of the Merger and that are to be documented in definitive agreements (collectively, the “Financing Agreements”).

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 Delaware Reincorporation of TEAM. On or before the Closing Date (as defined herein), TEAM shall be merged with and into a Delaware corporation (“TEAM-Delaware”) pursuant to an Agreement and Plan of Merger, with TEAM-Delaware as the surviving corporation, and which Delaware corporation shall have a certificate of incorporation and bylaws in the forms attached hereto as Exhibits E and F, respectively. Unless the context requires otherwise, in this Agreement, TEAM and TEAM-Delaware are referred to as “TEAM.”

1.2 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware General Corporation Law (“Delaware Law”), at the Effective Time (as defined herein), Merger Sub shall be merged with and into Vsource, the separate corporate existence of Merger Sub shall cease, and Vsource shall continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of TEAM. The surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

1.3 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time such filing is accepted by the Delaware Secretary of State (or such later time as may be agreed in writing by Vsource and TEAM and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). Unless the Agreement is terminated pursuant to Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of McGuireWoods, LLP, Chicago, Illinois at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Vsource shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Vsource, Inc.”

(b) At the Effective Time, the Bylaws of Vsource shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

(c) Except as otherwise agreed by the parties, the Certificate of Incorporation of TEAM, as in effect immediately prior to the Effective Time shall continue in effect without change or amendment, except that Article I of the Certificate of Incorporation of TEAM shall be amended to and restated in its entirety to read as follows: “The name of the corporation is Vsource Corp.”

(d) The Bylaws of TEAM, as in effect immediately prior to the Effective Time, shall continue in effect without change or amendment.

1.5 Directors and Officers.

(a) The directors of TEAM immediately prior to the Effective Time shall resign as of the Effective Time. Vsource shall designate two TEAM Class I directors, the term of which directors shall expire at TEAM’s 2004 Annual Meeting. TEAM shall designate one TEAM Class II director and Vsource shall designate one TEAM Class II director, the term of which directors shall expire at TEAM’s 2005 annual meeting. Vsource and TEAM shall provide notice of their respective director designees to the other party with sufficient time so as to include their names and required information in the Joint Proxy Statement (as defined below) prior to mailing. The TEAM Class III directors (the term of which directors shall expire at TEAM’s 2006 annual meeting) shall be Phillip Kelly, Dennis Smith, and S. Cash Nickerson. The foregoing directors of TEAM shall be referred to herein as the “Initial TEAM Directors”. TEAM shall include the Initial Team Directors in the Joint Proxy Statement and shall take all reasonable actions and use its reasonable best efforts to ensure that the Initial TEAM Directors are elected by the TEAM stockholders to take office as of the Effective Time.

(b) At the Effective Time, the TEAM Board of Directors shall take all necessary action so that the officers of TEAM immediately after the Effective Time shall be the same officers of TEAM prior to the Effective Time, with the exception that Phillip Kelly shall be Chairman and Chief Executive Officer, Dennis Smith shall be Vice Chairman and Chief Financial Officer, and S. Cash Nickerson shall be Vice Chairman and President.

(c) The initial directors of the Surviving Corporation shall be the Initial TEAM Directors. The initial officers of the Surviving Corporation shall be the officers of Vsource immediately prior to the Effective Time, until their respective successors are duly appointed.

(d) Each director and officer of TEAM and the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and Bylaws of TEAM and the Surviving Corporation, respectively, until the director’s or officer’s respective death, resignation, or removal or until the director’s or officer’s successor is duly elected and qualified.

1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Vsource or the holders of any of the following securities:

(a) Conversion of Vsource Common Stock. Each share of common stock, par value $0.01 per share (“Vsource Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Vsource Common Stock to be canceled pursuant to Section 1.6(e), will be canceled and extinguished and automatically converted (subject to

Sections 1.6(h) and 1.6(i)) into the right to receive 3.10 (the “Common Stock Exchange Ratio”) shares of common stock, without par value, of TEAM (“TEAM Common Stock”) upon surrender of the certificate representing such share of Vsource Common Stock in the manner provided in Section 1.7. No fraction of a share of TEAM Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e). Vsource Common Stock that is considered to be Vsource Restricted Stock (as defined in Section 1.9) shall be subject to the provisions of Section 1.9.

(b) Conversion of Vsource Series 1-A Convertible Preferred Stock. Each share of Vsource Series 1-A Convertible Preferred Stock (the “Vsource Series 1-A Preferred”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(e)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(h) and 1.6(i)) into the right to receive 1.172 (the “Series 1-A Exchange Ratio”) shares of TEAM Common Stock upon surrender of the certificate representing such share of Vsource preferred stock in the manner provided in Section 1.7.

(c) Conversion of Vsource Series 2-A Convertible Preferred Stock. Each share of Vsource Series 2-A Convertible Preferred Stock (the “Vsource Series 2-A Preferred”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(e)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(h) and 1.6(i)) into the right to receive 1.398 (the “Series 2-A Exchange Ratio”) shares of TEAM Common Stock upon surrender of the certificate representing such share of Vsource preferred stock in the manner provided in Section 1.7.

(d) Conversion of Vsource Series 4-A Convertible Preferred Stock. Each share of Vsource Series 4-A Convertible Preferred Stock (the “Vsource Series 4-A Preferred”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.6(e)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(h) and 1.6(i)) into the right to receive 3,100 (the “Series 4-A Exchange Ratio”) shares of TEAM Common Stock upon surrender of the certificate representing such share of Vsource preferred stock in the manner provided in Section 1.7.

(e) Cancellation of Vsource-Owned and TEAM-Owned Stock. Each share of Vsource Capital Stock (as defined below) held by Vsource or owned by Merger Sub, TEAM or any direct or indirect wholly-owned subsidiary of Vsource or of TEAM immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(f) Stock Options, Rights and Warrants; Employee Stock Purchase Plan. All options, rights or warrants to purchase Vsource Common Stock then outstanding under (i) Vsource’s 2001 Stock Options/Stock Issuance Plan (the “Vsource 2001 Plan”), (ii) Vsource’s 2000 stock option plan (the “Vsource 2000 Plan”), (iii) Vsource’s Employee Stock Purchase Plan (the “Vsource ESPP”), and (iv) those warrant agreements set forth on Part 2.2(b) of the Vsource Disclosure Letter (collectively, the “Warrant Agreements”), shall be treated as set forth in Section 5.9 of this Agreement.

(g) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(h) Adjustments to Exchange Ratio. Each Exchange Ratio shall be adjusted to reflect appropriately the effect of any change in the outstanding shares of capital stock of TEAM or Vsource or securities convertible into or exchangeable for capital stock of TEAM or Vsource, including any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into TEAM Common Stock or Vsource Common Stock), reorganization, recapitalization, classification or other like change with respect to TEAM Common Stock or Vsource Common Stock or a record date with respect to any of the foregoing occurring on or after the date hereof and prior to the Effective Time; provided, however, that there shall be no adjustment to any Exchange Ratio pursuant to this Section on account of either the consummation of the TEAM Recap Agreement or the issuance of TEAM common stock pursuant to the Nickerson Term Sheet (as defined below), provided that each of the TEAM Recap Agreement and the employment agreement with S. Cash Nickerson (the “Nickerson Employment Agreement”) are consummated in accordance with the terms and conditions set forth in the TEAM MOU and the Nickerson Term Sheet, respectively.

(i) Adjustment to Exchange Ratios for Designated Liabilities. On or before June 30, 2003, the respective Chief Financial Officers of TEAM and Vsource shall deliver to the other Chief Financial Officer a certificate (each, a “Designated Liability Certificate”) stating the Designated Liabilities (as that term is defined in Part 1.6(i) of the TEAM Disclosure Letter) as of June 30, 2003, and the calculation thereof. As more particularly defined in Part 1.6(i) of the TEAM Disclosure Letter, the Designated Liabilities will be based on the outcome of a review of due diligence matters and may include, without limitation, liabilities related to workers compensation insurance exposure, Taxes, TEAM Employee Plans, and litigation matters. The parties shall work together in good faith to resolve any disagreement in the amount or calculation of the Designated Liabilities. The amount of the Designated Liabilities shall not become binding upon the parties unless and until Vsource and TEAM each provides written notice to the other party of its acceptance a joint Designated Liabilities Certificate, as the same may have been revised to reflect the discussions or agreements between the parties. If the Designated Liabilities becomes binding upon the parties, and the amount of the Designated Liabilities exceeds $500,000, then for each $1 that the Designated Liabilities exceeds $500,000 (A) the Common Stock Exchange Ratio will be increased by 0.0000003, (B) the Series 1-A Exchange Ratio will be increased by 0.0000001134, (C) the Series 2-A Exchange Ratio will be increased by 0.0000001353, and (D) the Series 4-A Exchange Ratio will be increased by 0.0003; provided, however, that in no event shall any Exchange Ratio be increased by more than 24.2% pursuant to this Section. TEAM and Vsource each agrees to provide, and to cause its respective advisors and agents to provide, all information and documents requested by the other party in connection with preparation of its Designated Liability Certificate, the review of the other party’s Designated Liability Certificate and any negotiations in connection therewith. Notwithstanding this Section

1.6(i), both parties shall continue to have the right to terminate this Agreement pursuant to the terms of Section 7.1, including Sections 7.1(g) and 7.1(h).

(j) Notwithstanding any provision of this Agreement to the contrary, shares of Vsource Capital Stock that are outstanding immediately prior to the Effective Time and that are held by persons who shall not have voted in favor of this Agreement and the Merger or consented thereto in writing and who shall have properly demanded in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the TEAM Common Stock or cash, as the case may be, set forth in Sections 1.6(a)-(d) (the “Merger Consideration”). Such persons shall be entitled to receive payment of the appraised value of such Vsource Capital Stock in accordance with the provisions of Section 262 of Delaware Law, except that all Dissenting Shares held by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration without any interest thereon upon surrender of the certificate therefor in the manner provided hereunder.

1.7 Exchange of Certificates.

(a) Exchange Agent. TEAM shall select an institution reasonably acceptable to Vsource to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Fund. At or prior to the Effective Time, TEAM shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of TEAM Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Vsource Capital Stock. TEAM shall make such deposits with the Exchange Agent as are sufficient from time to time to pay cash in lieu of fractional shares pursuant to Section 1.7(e) and dividends and other distributions pursuant to Section 1.7(d). Such shares of TEAM Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto are hereinafter referred to as the “Exchange Fund.” Except as provided in Section 1.7(i), the Exchange Fund will only be used for the purposes set forth in this Agreement.

(c) Exchange Procedures. Promptly after the Effective Time, TEAM shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) which immediately prior to the Effective Time represented outstanding shares of Vsource Capital Stock which were converted into the right to receive shares of TEAM Common Stock pursuant to Section 1.6, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as TEAM and Vsource may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of TEAM Common Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of TEAM Common Stock (after aggregating all shares of Vsource Capital Stock surrendered by such holder) into which such holder is entitled pursuant to Sections 1.6(a)-(d) (which shall be in uncertificated book entry form unless a physical certificate is requested or required by applicable law or regulation), payment in lieu of fractional shares that such holders have the right to receive pursuant to Section l.7(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of TEAM Common Stock into which such shares of Vsource Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section l.7(e) and any dividends or distributions payable pursuant to Section l.7(d). No interest will be paid or accrued on any cash in lieu of fractional shares of TEAM Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Vsource Capital Stock that is not registered in the transfer records of Vsource, a certificate representing the proper number of shares of TEAM Common Stock may be issued to a transferee if the Certificate representing such shares of Vsource Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(d) Distributions With Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by TEAM in respect of the TEAM Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all TEAM Common Stock to be issued pursuant to this Agreement. No dividends or other distributions declared or made after the date of this Agreement with a record date at or after the Effective Time with respect to TEAM Common Stock will be paid to the holders of any unsurrendered Certificates with respect to the shares of TEAM Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent or TEAM shall deliver to the record holders thereof, without interest, (i) promptly after such surrender, the amount of any cash payable with respect to a fractional share of TEAM Common Stock to which such holder is entitled pursuant to Section l.7(e) and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of TEAM Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of TEAM Common Stock.

(e) Fractional Shares of TEAM Common Stock.

(i) No certificates, scrip, book-entry credit, or other evidence of shares of TEAM Common Stock representing fractional shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a holder of shares of TEAM Common Stock.

(ii) Notwithstanding any other provision of this Agreement, each holder of Vsource Common Stock whose stock is exchanged pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of TEAM Common Stock (after aggregating all fractional shares of TEAM Common Stock to be received by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (x) such fractional part of a share of TEAM Common Stock multiplied by (y) a price equal to the average of the closing sale prices of TEAM Common Stock on the Nasdaq SmallCap Market, regular session, for the ten consecutive trading days immediately following the Effective Time, or if the TEAM Common Stock is not trading on the Nasdaq SmallCap Market, a price equal to the average of the daily closing ask price on the over-the-counter bulletin board for the ten consecutive trading days immediately following the Effective Time.

(f) Required Withholding. Each of the Exchange Agent, TEAM and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any person, including any holder or former holder of Vsource Capital Stock or Vsource Options or Vsource Warrants such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of TEAM Common Stock into which the shares of Vsource Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that TEAM may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of TEAM Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim, that may be made against TEAM, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, TEAM, Merger Sub, Surviving Corporation nor any officer, director or agent of any of the foregoing shall be liable to a holder of shares of TEAM Common Stock or Vsource Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Vsource Capital Stock six months after the Effective

Time shall be delivered to TEAM, upon demand, and any holders of Vsource Capital Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to TEAM for the shares of TEAM Common Stock, any cash in lieu of fractional shares of TEAM Common Stock to which they are entitled pursuant to Section 1.7(e), and any dividends or other distributions with respect to TEAM Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon. If Certificates are not surrendered prior to two (2) years after the Effective Time, unclaimed TEAM Common Stock (or funds with respect to fractional shares) payable with respect to such shares of Vsource Capital Stock shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

1.8 No Further Ownership Rights in Vsource Common Stock. All shares of TEAM Common Stock issued upon the surrender for exchange of shares of Vsource Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections l.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Vsource Capital Stock, and after the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Vsource Capital Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Restricted Stock. If any shares of Vsource Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by Vsource upon any termination of the stockholder’s employment, directorship or other relationship with Vsource (or any affiliate of Vsource) under the terms of any restricted stock purchase agreement or other agreement with Vsource that does not by its terms provide that such repurchase option, risk, of forfeiture or other condition lapses upon consummation of the Merger (“Vsource Restricted Stock”), then the shares of TEAM Common Stock issued upon the conversion of such shares of Vsource Restricted Stock in the Merger will to the extent provided in the related agreement continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of TEAM Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. Vsource shall take commercially reasonable actions to ensure that, from and after the Effective Time, TEAM is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. Part 1.9 of the Vsource Disclosure Letter lists all Vsource Restricted Stock.

1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Vsource and Merger Sub, the officers and directors of Vsource and Merger Sub will take all such lawful and necessary action. TEAM shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF VSOURCE

As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) factual statements set forth in Vsource’s (A) Annual Report on Form 10-K for the year ending January 31, 2003, or (B) Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the filing of such Form 10-K but prior to the date of this Agreement (for the avoidance of doubt, disclosure included in any section titled “risks and uncertainties,” “forward-looking statements” or a similar type caption in any such filings shall not qualify or modify any representation or warranty in this Agreement), or (ii) the disclosure letter delivered by Vsource to TEAM dated as of the date hereof (the “Vsource Disclosure Letter”) (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), Vsource represents and warrants to TEAM and Merger Sub as follows:

2.1 Organization; Subsidiaries.

(a) Vsource and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted. Vsource and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3) on Vsource.

(b) Neither Vsource nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 2.1(b) of the Vsource Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Vsource. Part 2.1(b) also sets forth a list and the fair market value as of the date hereof any of such passive investments that have a fair market value as of the date hereof in excess of $250,000. Part 2.1(b) of the Vsource Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Vsource’s direct or indirect equity interest therein. Neither Vsource nor any of its subsidiaries has agreed or is obligated to make, or is bound by any Contract (as defined in Section 8.3) under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Vsource, nor any of its subsidiaries, has at any time been a general partner of any general partnership, limited partnership or other entity.

(c) Vsource has delivered or made available to TEAM a true and correct copy of the Certificate of Incorporation and Bylaws of Vsource and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the “Vsource Charter Documents”), and each such instrument is in full force and effect. Neither Vsource nor any of its subsidiaries is in violation of any of the provisions of the Vsource Charter Documents.

2.2 Vsource Capitalization.

(a) The authorized capital stock of Vsource consists solely of (i) 500,000,000 shares of common stock, of which there were 1,863,086 shares issued and outstanding as of the close of business on March 31, 2003, and (ii) 5,000,000 shares of preferred stock. Of the preferred shares, (w) 2,802,000 shares have been designated as Vsource Series 1-A Preferred, of which 1,275,955 are issued or outstanding, (x) 1,672,328 shares have been designated as Vsource Series 2-A Preferred, of which 367,336 are issued or outstanding, (y) 500,000 shares have been designated Series 3-A Convertible Preferred Stock (“Vsource Series 3-A Preferred”), of which no shares are issued or outstanding, and (z) 25,000 shares have been designated as Vsource Series 4-A Preferred (together with the Vsource Series 1-A, Series 2-A and Series 3-A Preferred, the “Vsource Preferred Stock”) of which 17,364 are issued or outstanding. Vsource Common Stock and the Vsource Preferred Stock shall be collectively referred to in this Agreement as “Vsource Capital Stock.” All outstanding shares of Vsource Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Vsource or any Contract to which Vsource is a party or by which it is bound. As of the date of this Agreement, there are 15,000 shares of Vsource Common Stock held in treasury by Vsource. Except as disclosed in Part 1.9 of the Vsource Disclosure Letter, there are no shares of Vsource Restricted Stock issued or outstanding. Each share of Vsource Series 1-A, 2-A, and 4-A Preferred is convertible into 0.378, 0.451 and 1,000 shares, respectively, of Vsource Common Stock (in each case, without accounting for or considering any liquidation preference).

(b) As of the close of business on March 31, 2003, (i) 27,394 shares of Vsource Common Stock are subject to issuance pursuant to outstanding options to purchase Vsource Common Stock under the Vsource 2000 Plan and all other outstanding Vsource options not issued pursuant to the Vsource 2001 Plan, (ii) 3,761,916 shares of Vsource Common Stock are subject to issuance pursuant to outstanding options to purchase Vsource Common Stock under the Vsource 2001 Plan, (iii) 367,497 shares of Vsource Common Stock are subject to issuance pursuant to outstanding warrants under the Vsource Warrant Agreements (together with the options set forth in clauses (i) and (ii) above, the “Vsource Options”), and (iv) 334,359 shares of Vsource Common Stock are reserved for future issuance under the Vsource ESPP. The transactions contemplated by this Agreement will not result in an increase in the number of shares issuable (a) under outstanding Vsource options, other than pursuant to Section 5.9 of this Agreement, and (b) under outstanding Vsource warrants, other than increasing the number of shares that may be purchased under the applicable Vsource Warrant Agreement to an amount obtained by multiplying the existing warrants by the Common Stock Exchange Ratio. Part

2.2(b) of the Vsource Disclosure Letter sets forth the following information with respect to each Vsource Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Vsource Common Stock subject to such Vsource Option; (iii) the exercise price of such Vsource Option; (iv) the date on which such Vsource Option was granted or assumed; (v) the vesting schedule of such Vsource Option, (vi) the date on which such Vsource Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Except as set forth in Part 2.2(b) of the Vsource Disclosure Letter, Vsource has made available to TEAM accurate and complete copies of (i) the Vsource 2000 and 2001 Plans; (ii) the Vsource ESPP; (iii) the Vsource Warrant Agreements; and (iv) the form of all stock option agreements evidencing Vsource Options. Other than the Vsource Options described in Part 2.2(b) of the Vsource Disclosure Letter, there are no options outstanding to purchase shares of Vsource Common Stock. All shares of Vsource Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b) of the Vsource Disclosure Letter, there are no Contracts of any character to which Vsource is bound obligating Vsource to accelerate the vesting of any Vsource Option as a result of the Merger. Except as set forth in Part 2.2(b) of the Vsource Disclosure Letter, there are no outstanding or authorized stock appreciation, profit participation, “phantom stock,” or other similar plans or Contracts with respect to Vsource or any of its subsidiaries, and any such stock appreciation, profit participating, “phantom stock,” or other similar plans or Contracts will terminate on or prior to the Closing.

(c) All outstanding shares of Vsource Common Stock, all outstanding Vsource Options, and all outstanding shares of capital stock of each subsidiary of Vsource have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, injunction, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.3).

2.3 Obligations With Respect to Capital Stock. Except as described in Section 2.2(a) of this Agreement and in Parts 1.9 and 2.2(b) of the Vsource Disclosure Letter and Vsource Common Stock reserved for issuance upon conversion of the Vsource Preferred Stock or upon exercise or conversion of the Vsource Options, there are no equity securities, partnership interests or similar ownership interests of any class of Vsource equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Vsource owns free and clear of all claims and Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Vsource that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Vsource, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.3 of the Vsource Disclosure Letter, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which Vsource or any of its subsidiaries is a party or by which it is bound obligating Vsource or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Vsource or any of its subsidiaries or obligating Vsource or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither Vsource nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. Except for the Registration Rights Agreements listed on the Vsource Form 10-K for the year ended January 31, 2003, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” antitakeover plan or other agreement or understanding to which Vsource is a party or by which it is bound with respect to any equity security of any class of Vsource or with respect to any equity security, partnership interest or similar ownership interest of any class or any of its Subsidiaries. Stockholders of Vsource will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law in connection with the Merger, provided such stockholder complies with the requirements thereof.

2.4 Authority, Non-Contravention.

(a) Vsource has all requisite corporate power and authority to enter into this Agreement, the Vsource Stockholder Voting Agreements and the TEAM Stockholder Voting Agreements (collectively, the “Vsource Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Vsource Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Vsource, subject only to the filing of the Certificate of Merger pursuant to Delaware Law and the approval by Vsource’s stockholders of this Agreement and the Merger (the “Vsource Proposal”). The affirmative vote of the holders of a majority of the aggregate outstanding shares of Vsource Common Stock and Vsource Preferred Stock (on an as-converted basis) is sufficient for Vsource’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Vsource is required in connection with the consummation of the transactions contemplated hereby. Each of the Vsource Transaction Documents has been duly executed and delivered by Vsource and, assuming the due execution and delivery by TEAM, Merger Sub, and the applicable TEAM stockholders, constitutes the valid and binding obligation of Vsource, enforceable against Vsource in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

(b) The execution and delivery of the Vsource Transaction Documents by Vsource does not, and the performance of the Vsource Transaction Documents by Vsource will not, subject to obtaining approval of the Vsource Proposal and compliance with the requirements set forth in Section 2.4(c), (i) conflict with or violate the Vsource Charter Documents, (ii) conflict with or violate any Legal Requirement applicable to Vsource or any of its subsidiaries or by which Vsource or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Vsource’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Vsource or any of its subsidiaries pursuant to, any Contract to which Vsource or any of its subsidiaries or its or any of their respective assets are bound or affected, except for any such breach, default, impairment, alteration, rights or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation. Part 2.4(b) of the Vsource Disclosure Letter list all consents, waivers and approvals under any of Vsource’s or any of its subsidiaries’ Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, that, if individually or in the aggregate not obtained, would result in a material loss of benefits to or a Material Adverse Effect on, Vsource, TEAM or the Surviving Corporation as a result of the Merger.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (“Governmental Entity”) or other person, is required to be obtained or made by Vsource or any of its subsidiaries in connection with the execution and delivery of this Agreement or the TEAM Stockholder Voting Agreements or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware and appropriate documents with the relevant authorities of other states in which Vsource is qualified to do business, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the effectiveness of the Registration Statement (as defined in Section 2.17), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to or have a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation.

2.5 SEC Filings; Vsource Financial Statements.

(a) Vsource has filed all certifications, forms, reports and documents required to be filed by Vsource with the SEC since January 1, 2003, and has made available to TEAM such forms, reports and documents in the form filed with the SEC. All such required certifications, forms, reports and documents, including those that Vsource may file subsequent to the date hereof, are referred to herein as the “Vsource SEC Reports.” As of their respective dates, the Vsource SEC Reports, (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange

Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Vsource SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Vsource SEC Report. None of Vsource’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Vsource SEC Reports (the “Vsource Financials”), including each Vsource SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q or 8-K or any successor form under the Exchange Act), and (iii) fairly presented the consolidated financial position of Vsource and its subsidiaries as at the respective dates thereof and the consolidated results of Vsource’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were, or are subject to, normal and recurring year-end adjustments, which in the aggregate were or are not material. The balance sheet of Vsource contained in Vsource SEC Reports as of January 31, 2003 is hereinafter referred to as the “Vsource Balance Sheet.” Except to the extent it would not be reasonably likely to have a Material Adverse Effect, the Vsource Balance Sheet reflects all indebtedness and other liabilities (whether absolute, accrued, contingent or otherwise, including the ultimate cost of known liabilities and claims and incurred-but-not-reported claims which are within applicable insurance deductible or retention limits or which are not insured) of Vsource and its subsidiaries as of the date of the Vsource Balance Sheet. Except as disclosed in the Vsource Financials, since the date of the Vsource Balance Sheet, neither Vsource nor any of its subsidiaries has incurred any indebtedness or other liabilities required under GAAP to be set forth on a balance sheet (whether absolute, accrued, contingent or otherwise, including the ultimate cost of known liabilities and claims and incurred-but-not-reported claims which are within applicable insurance deductible or retention limits or which are not insured), except for liabilities (i) incurred since the date of the Vsource Balance Sheet in the ordinary course of business consistent with past practices, (ii) liabilities incurred in connection with this Agreement, and (iii) such liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c) Vsource has heretofore furnished to TEAM a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but which are required to be filed to agreements, documents or other instruments which previously had been filed by Vsource with the SEC pursuant to the Securities Act or the Exchange Act.

2.6 Absence of Certain Changes or Events. Since the date of the Vsource Balance Sheet, other than as set forth in Vsource SEC Reports filed after the date of the Vsource Balance Sheet and prior to the date hereof, there has not been (i) any Material Adverse Effect with respect to Vsource, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Vsource’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Vsource or any of its subsidiaries of any of Vsource’s or its subsidiaries’ capital stock or any other securities of Vsource or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their preexisting stock option or purchase agreements, (iii) any split, combination or reclassification of any of Vsource’s or any of its subsidiaries’ capital stock, (iv) other than as disclosed to TEAM by Vsource, any granting by Vsource or any of its subsidiaries of any increase in compensation or fringe benefits or payment, or any bonus to any of their directors or employees, in any case, in excess of 10 percent of any such amount prior to such increase, (v) any making of any loan or providing any advance to their directors or employees, or any granting by Vsource or any of its subsidiaries of any increase in severance or termination pay or any entry by Vsource or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Vsource of the nature contemplated hereby, (vi) any material change or alteration in the policy of Vsource or its subsidiaries relating to the granting of stock options or other equity compensation to their directors, employees and consultants, (vii) entry by Vsource or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the use, acquisition or licensing of any material Intellectual Property (as defined in Section 2.9) other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice, (viii) entry by Vsource or any of its subsidiaries into, or material modification, amendment or cancellation of, any material Contract, (ix) any material change by Vsource in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (x) any material revaluation by Vsource or any of its subsidiaries of any of their material assets including writing off notes or accounts receivable other than in the ordinary course of business, or (xi) any material changes in the ability of the officers of Vsource to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

2.7 Taxes.

(a) Except as would not be reasonably likely to have a Material Adverse Effect on Vsource, Vsource and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes (as defined below) required to be filed by or on behalf of Vsource and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects, and Vsource and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(b) Vsource and each of its subsidiaries have withheld all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”) and other Taxes required to be withheld, and Vsource and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

(c) Neither Vsource nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Vsource or any of its subsidiaries, nor has Vsource or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Vsource or any of its subsidiaries by any Tax authority is presently in progress, nor has Vsource or any of its subsidiaries been notified of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Vsource or any of its subsidiaries has been proposed formally or informally by any Tax authority to Vsource or any of its subsidiaries or any representative thereof.

(f) Neither Vsource nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the Vsource Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Vsource, other than any liability for unpaid Taxes that may have accrued since the date of the Vsource Balance Sheet in connection with the operation of the business of Vsource and its subsidiaries in the ordinary course.

(g) There is no agreement, plan or arrangement to which Vsource or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Vsource or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract to which Vsource or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Neither Vsource nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Vsource or its subsidiaries.

(i) Neither Vsource nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement other than among Vsource and its wholly-owned subsidiaries.

(j) Except as may be required as a result of the Merger, Vsource and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing, pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(k) None of Vsource’s or its subsidiaries’ assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(l) Vsource stock has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Vsource distributed any subsidiary corporation stock in a transaction qualifying under Section 355 of the Code within the last two years.

(m) Vsource is not aware of any fact, circumstance, plan or intention on the part of Vsource that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” pursuant to the provisions of Section 368 of the Code.

For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

2.8 Title and Operation of Properties.

(a) Part 2.8 of the Vsource Disclosure Letter lists all real property owned by Vsource or any of its subsidiaries and all real property leases to which Vsource or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $50,000, or provide for annual payments in excess of $50,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Vsource or any of its subsidiaries that is reasonably likely to have a Material Adverse Effect on Vsource.

(b) Vsource or one of its subsidiaries (i) has good and marketable title to all the property and assets reflected in the latest balance sheet included in the Vsource Financials as being owned by Vsource or any of its subsidiaries and to all the property and assets acquired after the date thereof by Vsource or one of its subsidiaries which are material to Vsource (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the Vsource Financials and except for encumbrances for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the latest financial statements included in such Vsource Financials and to all leasehold estates acquired after the date thereof by Vsource or one of its subsidiaries which are material to Vsource (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by lessee or, to Vsource’s knowledge, the lessor.

2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith, (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vi) all databases and data collections and all rights therein throughout the world, (vii) all moral and economic rights of authors and inventors, however denominated throughout the world, (viii) all privacy, publicity and any similar or equivalent rights throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Vsource Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Vsource or one of its subsidiaries.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Vsource Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Vsource or one of its subsidiaries.

(a) No material Vsource Intellectual Property or product or service of Vsource or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, law, regulation or stipulation restricting in any manner the use, transfer, or licensing thereof by Vsource or any of its subsidiaries, or which may materially and adversely affect the validity, use or enforceability of such Vsource Intellectual Property.

(b) Each material item of Vsource Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Vsource Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such

Vsource Registered Intellectual Property, except, in each case as would not materially adversely affect such item of Vsource Registered Intellectual Property.

(c) Vsource or one of its subsidiaries (i) owns or has license (sufficient for the conduct of its business as currently conducted) to each material item of Intellectual Property used in the business of Vsource and its subsidiaries and (ii) owns and has good and exclusive title to, or has an exclusive license, to each material item of Vsource Intellectual Property, free and clear of any material Encumbrance.

(d) Since January 1, 2002, neither Vsource nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Vsource Intellectual Property, to any third party.

(e) Part 2.9(e) of the Vsource Disclosure Letter lists all material contracts, licenses and agreements to which Vsource or its subsidiaries is a party, (i) with respect to material Vsource Intellectual Property licensed to any third party, or (ii) pursuant to which a third party licenses any material Intellectual Property to Vsource or any of its subsidiaries.

(f) To Vsource’s knowledge, the operation of the business of Vsource and its subsidiaries as such business currently is conducted, does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) Neither Vsource nor any of its subsidiaries has received notice from any third party that the operation of the business of Vsource or any of its subsidiaries infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of Vsource, no person is infringing or misappropriating any Vsource Intellectual Property nor has any person since January 1, 2002, infringed or misappropriated any material Vsource Intellectual Property.

2.10 Compliance with Laws.

(a) Neither Vsource nor any of its subsidiaries is in material conflict with, or in material default or in material violation of any material Legal Requirement applicable to Vsource or any of its subsidiaries or by which Vsource or any of its subsidiaries or any of their respective properties is bound or affected. To Vsource’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to Vsource or any of its subsidiaries against Vsource or any of its subsidiaries, nor, to Vsource’s knowledge has any Governmental Entity indicated an intention to conduct an investigation of Vsource or any of its subsidiaries. There is no currently effective Legal Requirement binding upon Vsource or any of its subsidiaries that has or could reasonably be expected to have a Material Adverse Effect on Vsource.

(b) Vsource and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of Vsource and its subsidiaries as currently conducted (collectively, the “Vsource Permits”) and are in material compliance with the terms of the Vsource Permits, except where the failure to hold or be in compliance with such permit, license, variance, exemption, order or approval would not be reasonably likely to have a Material Adverse Effect on Vsource.

2.11 Litigation. Except for the litigation described in Part 2.11 of the Vsource Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Vsource, threatened against, relating to or affecting Vsource or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or that could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation following the Merger. All claims, suits, actions or proceedings required to be disclosed in Part 2.11 of the Vsource Disclosure Letter are covered by insurance (subject to applicable deductibles), the applicable insurers have been properly notified and no denial of coverage or reservation of rights by such insurers has occurred or been asserted. No Governmental Entity has at any time challenged or questioned in a writing delivered to Vsource or any of its subsidiaries or filed in any legal proceeding or otherwise the legal right of Vsource or any of its subsidiaries to conduct its business as currently conducted. Except for the litigation described in Part 2.11 of the Vsource Disclosure Letter, as of the date hereof, to the knowledge of Vsource, no event has occurred, and no claim, dispute or other condition or circumstance exists that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Vsource or any of its subsidiaries to seek indemnification from Vsource or such subsidiary.

2.12 Employee Benefit Plans.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.12(a)(i) below (which definition shall apply only to Sections 2.12, 3.12 and 5.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Affiliate” shall mean any other person or entity under common control with Vsource within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

(iii) “DOL” shall mean the Department of Labor;

(iv) “Employee” shall mean any current, former, or retired employee, officer, or director of TEAM or Vsource, as the case may be, or any Affiliate thereof, and, for purposes of Sections 2.12, 2.13, 3.12 and 3.13, the term Employee shall also include any current, former or retired employee of any other person as to whom TEAM or Vsource, as the case may be, or any Affiliate thereof, is a co-employer (“Co-Employee”);

(v) “Employee Agreement” shall mean each management, employment, severance, consulting, relocation or similar agreement or contract between TEAM or Vsource, as the case may be, or any Affiliate thereof, and (i) any Employee, requiring annual or one-time payments in excess of $100,000, or (ii) any consultant requiring annual or one-time payments in excess of $100,000;

(vi) “Employee Plan” shall mean any plan, program, policy, practice, contracts, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by TEAM or Vsource, as the case may be, or any Affiliate thereof, for the benefit of any Employee (for the avoidance of doubt, “Employee Plan” does not include “Employee Agreements”);

(vii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(viii) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

(ix) “International Employee Plan” shall mean each Vsource Employee Plan that has been adopted or maintained by Vsource or any of its Affiliates, whether informally or formally, for the benefit of Employees outside the United States;

(x) “IRS” shall mean the Internal Revenue Service;

(xi) “Multiemployer Plan” shall mean any “Pension Plan” (as defined below) that is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

(xii) “PBGC” shall mean the Pension Benefit Guaranty Corporation; and

(xiii) “Pension Plan” shall mean each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Part 2.12 of the Vsource Disclosure Letter contains an accurate and complete list of each Vsource Employee Plan. Neither Vsource nor any of its Affiliates have any plan or commitment to establish any new Vsource Employee Plan, to modify any Vsource Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Vsource Employee Plan or Employee Agreement to the requirements of any applicable law, including Rev. Proc. 2002-21, in each case as previously disclosed to TEAM in writing, or as required by this Agreement), or to enter into any Vsource Employee Plan or Employee Agreement.

(c) Documents. Vsource has provided to TEAM, (i) correct and complete copies of all documents embodying each Vsource Employee Plan, including all amendments thereto and written interpretations thereof, (ii) the most recent annual actuarial valuations, if any, prepared for each Vsource Employee Plan, (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Vsource Employee Plan or related trust, (iv) if the Vsource Employee Plan is funded, the most recent annual and periodic accounting of Vsource Employee Plan assets, (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Vsource Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Vsource Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL given or received since January 1, 2002, with respect to any Vsource Employee Plan, and (vii) all material written agreements and contracts relating to each Vsource Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts.

(d) Employee Plan Compliance

(i) Vsource or one of its Affiliates has performed in all material respects all obligations required to be performed by Vsource or its Affiliates under each Vsource Employee Plan. None of Vsource or its Affiliates is in default or violation of, or has knowledge of any default or violation by any other party to, each Vsource Employee Plan. Each Vsource Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code.

(ii) Each Vsource Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Fund Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, and no event has occurred that would materially adversely affect the status of such determination letter or the qualified status of such Plan.

(iii) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Vsource Employee Plan.

(iv) There are no actions, suits or claims pending, or, to the knowledge of Vsource, threatened (other than routine claims for benefits) against any Vsource Employee Plan or against the assets of any Vsource Employee Plan.

(v) Each Vsource Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to TEAM, Vsource or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event).

(vi) There are no audits, inquiries or proceedings pending by the IRS or DOL with respect to any Vsource Employee Plan, and neither Vsource nor any Affiliate has received any written notice from the IRS or DOL threatening any such audit, inquiry or proceeding.

(vii) Neither Vsource nor any Affiliate is subject to any penalty or tax with respect to any Vsource Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

(viii) All contributions due from Vsource or any Affiliate with respect to any of the Vsource Employee Plans have been made as required under ERISA or have been accrued on the Vsource Balance Sheet. All material filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted.

(e) Pension Plans. Neither Vsource nor any Affiliate does now or has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f) Multiemployer Plans. At no time has Vsource or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

(g) No Post-Employment Obligations. No Vsource Employee Plan or Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and the FMLA, and the regulations thereunder or other applicable statute, and Vsource has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(h) COBRA; FMLA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit Employees of Vsource or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s

Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect Vsource, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA with respect to any of the Vsource’s Employee Plans, covered employees, or qualified beneficiaries.

(i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Vsource Employee Plan, Employee Agreement, trust or loan that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, posting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(j) Employment Matters. Vsource and each of its subsidiaries, (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws, (iv) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or to Vsource’s knowledge, threatened or reasonably anticipated claims or actions against Vsource or any of its subsidiaries under any workers’ compensation policy or long-term disability policy. To Vsource’s knowledge, no Employee of Vsource or any of its subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Vsource or any of its subsidiaries and disclosing to Vsource or any of its subsidiaries or using trade secrets or proprietary information of any other person or entity.

(k) Labor. No work stoppage or labor strike against Vsource or any of its subsidiaries is pending, or to Vsource’s knowledge, threatened. None of the directors and officers of Vsource has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Vsource, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Vsource. Neither Vsource nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Vsource nor any of its subsidiaries is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by Vsource or any of its subsidiaries.

(l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance within its terms and conditions and with the requirements prescribed by any and all Legal Requirements applicable to such International Employee Plan. Furthermore, no International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or are fully accrued on the Vsource Balance Sheet. Except for applicable Legal Requirements, no condition exists that would prevent Vsource or TEAM from terminating or amending any International Employee Plan at any time for any reason.

(m) Application to Co-Employees. Neither Vsource nor any of its Affiliates currently have, or have had since June 30, 2001, any Co-Employees.

2.13 Environmental Matters. Except as would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation, (i) no underground storage tanks, and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976 as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”) are present, as a result of the actions of Vsource or any of its subsidiaries or any affiliate of Vsource, or, to Vsource’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Vsource or any of its subsidiaries has at any time owned, operated, occupied or leased, (ii) neither Vsource nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (iii) neither Vsource nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

2.14 Certain Agreements. Except as filed by Vsource with the SEC prior to the date hereof, or listed in Part 2.14 of the Vsource Disclosure Letter, neither Vsource nor any of its subsidiaries is a party to or is bound by:

(a) any employment or consulting Contract with any employee or member of Vsource’s Board of Directors, other than those that are terminable by Vsource or any of its subsidiaries on no more than thirty days’ notice without liability or financial obligation, except to the extent general principles of wrongful termination law or good faith and fair dealing may limit Vsource’s or any of its subsidiaries’ ability to terminate employees at will, or any consulting Contract;

(b) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any Contract of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

(d) any Contract containing covenants purporting to limit or that effectively limit Vsource’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or that would so limit Vsource or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

(e) any Contract currently in force relating to the disposition or acquisition by Vsource or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Vsource has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Vsource’s subsidiaries;

(f) any Contract with regard to the acquisition or licensing of any material Intellectual Property other than licenses, assignments, or other similar Contracts entered into the ordinary course of business consistent with past practice;

(g) any Contract with any (i) officer, (ii) director, (iii) holder of 5 percent or more of the Vsource Capital Stock, or (iv) subsidiary, in any case of (i), (ii) and (iv), of Vsource or any subsidiary of Vsource;

(h) any executed but not fully-performed Contract providing for capital expenditures by Vsource or its subsidiaries in excess of $50,000;

(i) any Contract pursuant to which the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will constitute an event that will or may result in any material payment, acceleration, forgiveness of indebtedness, extension of the exercise period, posting, distribution, increase in benefits or obligation to fund benefits; or

(j) any other Contract currently in effect, the cancellation of which would have a Material Adverse Effect on Vsource.

(k) The Contracts required to be disclosed in the Vsource Disclosure Letter pursuant to clauses (a) through (j) above or pursuant to Section 2.9 and any other “material contract” (as such term is defined in Item 601(b)(10) of regulation S-K of the SEC) of Vsource or any of its subsidiaries (collectively, the “Vsource Contracts”) are valid and in full force and effect, except to the extent that such invalidity would not be reasonably likely to have a Material

Adverse Effect on Vsource. Except as disclosed in Part 2.14 of the Vsource Disclosure Letter, neither Vsource nor any of its subsidiaries, nor to Vsource’s knowledge, any other party thereto, is in material breach, violation or default thereunder, and neither Vsource nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted any of the terms or conditions of any Vsource Contract except for such breaches that would not be reasonably likely to have a Material Adverse Effect on Vsource.

2.15 Brokerage and Finders’ Fees. Neither Vsource nor any of its subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.16 Insurance. Part 2.16 of the Vsource Disclosure Letter sets forth a list of all insurance policies and fidelity bonds carried by Vsource or any of its subsidiaries. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as are reasonably sufficient for the conduct of the business of Vsource and its subsidiaries, including to cover the replacement cost of the fixed assets used in Vsource’s and its subsidiaries’ businesses, and all such policies and bonds (or substantially similar policies or bonds) have been in continual effect since January 1, 2001. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Vsource has not, and will not prior to the Effective Time, reach the coverage limit of any such policy or bond. All premiums due and payable under all such policies have been paid and Vsource and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of Vsource, there has been no threatened termination of, or material premium increase with respect to, any of such policies. The execution, delivery and performance of the Vsource Transaction Documents will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Vsource’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, cancellation of, or result a material premium increase to, any such policies or bonds. To the knowledge of Vsource, Vsource has reported to the applicable insurers all occurrences that may give rise to a claim under any such policies or bonds.

2.17 SEC Disclosure Documents. The information supplied by Vsource for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by TEAM with the SEC in connection with the issuance of TEAM Common Stock in the Merger (the “Registration Statement”) shall not at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Vsource for inclusion or incorporation by reference in the joint proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the “Joint Proxy Statement/Prospectus”) shall not on the date the Joint Proxy Statement/Prospectus is mailed to Vsource’s and TEAM’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The proxy statement included in the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, any event relating to Vsource or any of its affiliates, officers or directors should be discovered by Vsource that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Vsource shall promptly inform TEAM. Notwithstanding the foregoing, Vsource makes no representation or warranty with respect to any information supplied by TEAM or Merger Sub that is contained in any of the foregoing documents.

2.18 Board Approval. The Board of Directors of Vsource has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of, Vsource and its stockholders and has approved the Vsource Transaction Documents, and (ii), subject to Section 5.4, declared the advisability of the Merger and recommends that the stockholders of Vsource approve and adopt this Agreement and approve the Merger in accordance with the terms hereof.

2.19 Fairness Opinion. Vsource’s Board of Directors has received a written opinion from First Analysis Securities Corporation, dated as of the date hereof, to the effect that, as of the date hereof, the Common Stock Exchange Ratio is fair to Vsource’s common stockholders from a financial point of view, and has delivered to TEAM a copy of such opinion.

2.20 Delaware Law Section 203. The restrictions contained in Section 203 of Delaware General Corporation Law applicable to a “business combination” (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger. To Vsource’s knowledge, no other anti-takeover, control share acquisition, fair price, moratorium or other similar statute or regulation (each, a “Takeover Statute”) applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

2.21 Affiliates. Part 2.21 of the Vsource Disclosure Letter is a complete list of those persons who may be deemed to be, in Vsource’s reasonable judgment, affiliates of Vsource within the meaning of Rule 145 promulgated under the Securities Act. Except as set forth in the Vsource SEC Reports, since the date of Vsource’s last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Vsource Pursuant to item 404 of Regulation S-K promulgated by the SEC.

2.22 Cash Balance. As of the earlier of (i) immediately prior to the Effective Time, or (ii) October 31, 2003, Vsource and its wholly-owned subsidiaries shall collectively have an aggregate balance of at least $5,000,000 in immediately available funds in their bank accounts, which amount shall be unencumbered and not contractually reserved or committed for any purpose; except for $650,000 that secures Vsource’s obligations under its outstanding letters of credit, provided, however, that such $5,000,000 requirement shall be reduced by any amounts paid by Vsource to any of TEAM’s lenders prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF TEAM AND MERGER SUB

As of the date of this Agreement and as of the Closing Date, except as disclosed in (i) factual statements set forth in TEAM’s (A) Annual Report on Form 10-K for the year ending December 28, 2002, or (B) Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent to the filing of such Form 10-K but prior to the date of this Agreement (for the avoidance of doubt, disclosure included in any section titled “risk factors,” “forward-looking statements” or a similar type caption in any such filings shall not qualify or modify any representation or warranty in this Agreement), or (ii) the disclosure letter delivered by TEAM to Vsource dated as of the date hereof (the “TEAM Disclosure Letter”) (each Part of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such Part is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent), TEAM and Merger Sub represent and warrant to Vsource as follows:

3.1 Organization of TEAM and Merger Sub.

(a) TEAM and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted. TEAM and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on TEAM.

(b) Neither TEAM nor any of its subsidiaries owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 3.1(b) of the TEAM Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of TEAM. Part 3.1(b) also sets forth a list and the fair market value as of the date hereof any of such passive investments that have a fair market value as of the date hereof in excess of $250,000. Part 3.1(b) of the TEAM Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and TEAM’s direct or indirect equity interest therein. Neither TEAM nor any of its subsidiaries has agreed or is obligated to make, or is bound by any Contract (as defined in Section 8.3) under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither TEAM, nor any of its subsidiaries, has at any time been a general partner of any general partnership, limited partnership or other entity.

(c) TEAM has delivered or made available to Vsource a true and correct copy of the Certificate of Incorporation and Bylaws of TEAM and Merger Sub, and similar governing documents of each of their subsidiaries, each as amended to date (collectively, the “TEAM

Charter Documents”), and each such instrument is in full force and effect. None of TEAM, Merger Sub or any of their subsidiaries is in violation of any of the provisions of the TEAM Charter Documents.

3.2 TEAM and Merger Sub Capitalization.

(a) The authorized capital stock of TEAM consists solely of (i) 45,000,000 shares of common stock, of which there were 8,236,698 shares issued and outstanding as of the close of business on April 17, 2003, (ii) 2,500,000 Class A Voting Preferred Shares, and (iii) 2,500,000 Class B Nonvoting Preferred Shares. Of the Class A Voting Preferred Shares, 125,000 shares have been designated Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Shares, of which 125,000 are issued and outstanding and an additional 8,240 shares are required to be issued as dividends upon approval of the TEAM Board of Directors. No other Class A or Class B Preferred Shares have been designated or issued. All outstanding shares of TEAM capital stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Code of Regulations of TEAM (prior to the reincorporation in Delaware) or the Certificate of Incorporation or Bylaws of TEAM (after the reincorporation in Delaware) or any Contract to which TEAM is a party or by which it is bound. As of the date of this Agreement, there are 2,552,702 shares of TEAM Common Stock held in treasury by TEAM. There are no shares of TEAM common stock that are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares (“TEAM Restricted Stock”) may be forfeited or repurchased by TEAM upon any termination of the stockholder’s employment, directorship or other relationship with TEAM.

(b) As of the close of business on December 28, 2002, (i) an aggregate of 1,736,730 shares of TEAM common stock are subject to issuance, pursuant to outstanding options to purchase TEAM common stock under the TEAM 1996 Incentive Stock Plan (the “TEAM 1996 Plan”) and the TEAM 2000 Stock Option Plan (the “TEAM 2000 Plan”), and (iii) 2,809,628 shares of TEAM common stock are subject to issuance pursuant to outstanding warrants under (x) the Securities Purchase Agreement, dated as of December 28, 2000, by and among TEAM Mucho, Inc., Stonehenge Opportunity Fund, LLC, and Provident Financial Group, Inc. (1,629,628 warrants); (y) the Warrant Agreement associated with the Bridge Agreement, dated as of April 9, 2002, by and between TEAM Mucho, Inc. and Stonehenge Opportunity Fund, LLC (100,000 warrants); and (z) the Third Amendment to Credit Agreement, dated as of March 28, 2003, that amends the Credit Agreement dated as of December 28, 2000, by and among Team America, Inc., The Provident Bank, and The Huntington National Bank (1,080,000 warrants) (collectively, the “TEAM Warrant Agreements” and, together with the options set forth in clauses (i) and (ii) above, the “TEAM Options”). Other than the warrants issued to TEAM preferred stockholders which will be canceled in connection with the transactions contemplated by this Agreement, the transactions contemplated by this Agreement will not result in an increase in the number of shares issuable pursuant to any TEAM Option or TEAM Warrant Agreement. Part 3.2(b) of the TEAM Disclosure Letter sets forth the following information with respect to each TEAM Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of TEAM common stock subject to such TEAM Option; (iii) the exercise price of such TEAM Option; (iv) the date on which such TEAM

Option was granted or assumed; (v) the vesting schedule of such TEAM Option, (vi) the date on which such TEAM Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. TEAM has made available to Vsource accurate and complete copies of (i) the TEAM 1996 and 2000 Plans; (ii) the TEAM Warrant Agreements; and (iii) the form of all stock option agreements evidencing TEAM Options. There are no options outstanding to purchase shares of TEAM common stock other than pursuant to the TEAM 1996 and 2000 Plans or the TEAM Warrant Agreements. All shares of TEAM common stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 3.2(b) of the TEAM Disclosure Letter, there are no Contracts of any character to which TEAM is bound obligating TEAM to accelerate the vesting of any TEAM Option as a result of the Merger. There are no outstanding or authorized stock appreciation, profit participation, “phantom stock,” or other similar plans or Contracts with respect to TEAM or any of its subsidiaries.

(c) All outstanding shares of TEAM Common Stock, all outstanding TEAM Options, and all outstanding shares of capital stock of each subsidiary of TEAM have been issued in compliance with (i) all securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments.

(d) The authorized capital stock of Merger Sub consists of shares of common stock, no par value, all of which, as of the date hereof, are issued and outstanding and are held directly by TEAM. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub has no subsidiaries.

(e) Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

(f) The TEAM Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

3.3 Obligations With Respect to Capital Stock. There are no equity securities, partnership interests or similar ownership interests of any class of TEAM equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities TEAM owns free and clear of all claims and Encumbrances (as defined in Section 8.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of TEAM that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of TEAM, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights) or other Contracts of any character to which TEAM or any of its subsidiaries is a party or by which it is bound obligating TEAM or any of its subsidiaries to issue, deliver, or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of TEAM or any of its subsidiaries or obligating TEAM or any of its subsidiaries to grant, extend, accelerate the vesting of, extend the exercise period of, or enter into any such subscription, option, warrant, equity security, call, right or other Contract. Neither TEAM nor any of its subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders have the right to vote. Except for the Registration Rights Agreements listed on the TEAM Form 10-K for the year ended 2002, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” antitakeover plan or other agreement or understanding to which TEAM is a party or by which it is bound with respect to any equity security of any class of TEAM or with respect to any equity security, partnership interest or similar ownership interest of any class or any of its Subsidiaries. Stockholders of TEAM will be entitled to appraisal rights under Section 1701.85 of the Ohio Revised Code in connection with the merger of TEAM with and into TEAM Delaware, provided such stockholder complies with the requirements thereof.

3.4 Authority, Non-Contravention.

(a) TEAM has all requisite corporate power and authority to enter into this Agreement, the TEAM Stockholder Voting Agreements, the Vsource Stockholder Voting Agreement, the TEAM MOU, the TEAM Recap Agreement, the Bank Documents and the Financing Agreements (collectively, the “TEAM Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the TEAM Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TEAM and Merger Sub, subject only to:

(i) the execution and delivery of the Financing Agreements;

(ii) the approval by TEAM’s stockholders of the following:

(1) the recapitalization of TEAM pursuant to the TEAM Recap Agreement (the “Recap Proposal”), including, if necessary, an amendment to TEAM’s then-existing Articles of Incorporation to reflect the Recap Proposal,

(2) the reincorporation of TEAM as a Delaware corporation under the terms to be set forth in the Joint Proxy Statement, including, without limitation, the change of the name of the corporation and the increase, if necessary in the number of authorized shares of common stock under TEAM’s Charter Documents to effect the transactions contemplated by this Agreement (the “Reincorporation Proposal”),

(3) the Merger and the issuance of shares of TEAM Common Stock by virtue of the Merger (the “Merger Proposal”),

(4) the grant of authority to the TEAM Board to amend its Charter Documents to implement a reverse stock split after the Effective Time under the terms to be set forth in the Joint Proxy Statement (the “Reverse Split Proposal”),

(5) the issuance to S. Cash Nickerson of TEAM stock or options under the terms and conditions of the Nickerson Term Sheet (the “Nickerson Proposal”), and

(6) the new Long Term Incentive Plan (as described in Section 5.13(a)) (the “LTIP Proposal” and, collectively with the proposals set forth in items (1) through (5) above, the “TEAM Proposals”);

(iii) the filing of the amendment to TEAM’s Articles of Incorporation pursuant to Ohio law in accordance with the TEAM Recap Agreement;

(iv) the filing of the Certificate of Merger pursuant to Ohio law and Delaware Law in connection with the reincorporation of TEAM as a Delaware corporation;

(v) the filing of the Certificate of Merger pursuant to Delaware Law in connection with the Merger;

(vi) the filing of the amendment to TEAM’s Certificate of Incorporation reflecting the reverse stock split; and

(vii) the filing of the amendments to TEAM Charter Documents to reflect the applicable changes in the name of the corporation.

(b) Each of the TEAM Transaction Documents has been (or, with respect to the TEAM Recap Agreement and the Financing Agreements, will be) duly executed and delivered by TEAM and, assuming the due execution and delivery by Vsource and the applicable Vsource stockholders, constitutes (or will constitute) the valid and binding obligation of TEAM, enforceable against TEAM in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Except for the affirmative vote of the holders of shares of TEAM Common Stock and TEAM Preferred Stock as set forth below, no other approval of any holder of any securities of TEAM is required in connection with the consummation of the transactions contemplated hereby:

(i) Recap Proposal: affirmative vote of 75% of shares eligible to vote in an election of directors and affirmative vote of a majority of shares of Class A Voting Preferred Shares.

(ii) Reincorporation Proposal: affirmative vote of 75% of shares eligible to vote in an election of directors.

(iii) Merger Proposal: affirmative vote of a majority of the total votes cast in person or by proxy.

(iv) Reverse Split Proposal: affirmative vote of 75% of shares eligible to vote in an election of directors.

(v) Nickerson Proposal: affirmative vote of a majority of the total votes cast in person or by proxy.

(vi) LTIP Proposal: affirmative vote of a majority of the total votes cast in person or by proxy.

(c) The execution and delivery of the TEAM Transaction Documents by TEAM does not, and the performance of the TEAM Transaction Documents by TEAM will not, subject to obtaining the approval of the TEAM Proposals and compliance with the requirements set forth in Section 3.4(d), (i) conflict with or violate the TEAM Charter Documents, (ii) conflict with or violate any Legal Requirement applicable to TEAM or any of its subsidiaries or by which TEAM or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TEAM’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of TEAM or any of its subsidiaries pursuant to, any Contract to which TEAM or any of its subsidiaries or its or any of their respective assets are bound or affected, except for any such breach, default, impairment, alteration, rights or Encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation. Part 3.4(c) of the TEAM Disclosure Letter list all consents, waivers and approvals under any of TEAM’s or any of its subsidiaries’ Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, that, if individually or in the aggregate not obtained, would result in a material loss of benefits to or a Material Adverse Effect on TEAM, Vsource or the Surviving Corporation as a result of the Merger.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person, is required to be obtained or made by TEAM or any of its subsidiaries in connection with the execution and delivery of this Agreement or the Vsource Stockholder Voting Agreements or the consummation of the Merger, except for (i) the filings referred to in sub-section (a) above with the respective offices of the Secretaries of State of Delaware and Ohio and appropriate documents with the relevant authorities of other states in which TEAM is qualified to do business, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act, and the securities or antitrust laws of any foreign country, and

(iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to or have a Material Adverse Effect on TEAM, Vsource or the Surviving Corporation.

3.5 SEC Filings; TEAM Financial Statements.

(a) TEAM has filed all certifications, forms, reports and documents required to be filed by TEAM with the SEC since January 1, 2003 and has made available to TEAM such forms, reports and documents in the form filed with the SEC. All such required certifications, forms, reports and documents including those that TEAM may file subsequent to the date hereof) are referred to herein as the “TEAM SEC Reports.” As of their respective dates, the TEAM SEC Reports, (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TEAM SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed TEAM SEC Report. None of TEAM’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the TEAM SEC Reports (the “TEAM Financials”), including each TEAM SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented the consolidated financial position of TEAM and its subsidiaries as at the respective dates thereof and the consolidated results of TEAM’s and its subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were, or are subject to, normal and recurring year-end adjustments, which in the aggregate were or are not material. The balance sheet of TEAM contained in TEAM SEC Reports as of December 28, 2002 is hereinafter referred to as the “TEAM Balance Sheet.” Except to the extent it would not be reasonably likely to have a Material Adverse Effect, the TEAM Balance Sheet reflects all indebtedness and other liabilities (whether absolute, accrued, contingent or otherwise, including the ultimate cost of known liabilities and claims and incurred-but-not-reported claims which are within applicable insurance deductible or retention limits or which are not insured) of TEAM and its subsidiaries as of the date of the TEAM Balance Sheet. Except as disclosed in the TEAM Financials, since the date of the TEAM Balance Sheet, neither TEAM nor any of its subsidiaries has incurred any indebtedness or other liabilities required under GAAP to be set forth on a balance sheet (whether absolute, accrued, contingent or otherwise, including the ultimate cost of known liabilities and claims and incurred-but-not-reported claims which are within applicable insurance deductible or retention limits or which are not insured), except for liabilities (i) incurred since the date of the TEAM Balance Sheet in the ordinary course of business consistent with past practices, (ii) liabilities incurred in connection with this Agreement, and (iii) such liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(c) TEAM has heretofore furnished to Vsource a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but which are required to be filed to agreements, documents or other instruments which previously had been filed by TEAM with the SEC pursuant to the Securities Act or the Exchange Act.

3.6 Absence of Certain Changes or Events. Since the date of the TEAM Balance Sheet, other than as set forth in TEAM SEC Reports filed after the date of the TEAM Balance Sheet and prior to the date hereof, there has not been (i) any Material Adverse Effect with respect to TEAM, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of TEAM’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by TEAM or any of its subsidiaries of any of TEAM’s or its subsidiaries’ capital stock or any other securities of TEAM or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their preexisting stock option or purchase agreements, (iii) any split, combination or reclassification of any of TEAM’s or any of its subsidiaries’ capital stock, (iv) any granting by TEAM or any of its subsidiaries of any increase in compensation or fringe benefits or payment, or any bonus to any of their directors or employees, in any case, in excess of 10 percent of any such amount prior to such increase, (v) any making of any loan or providing any advance to their directors or employees, or any granting by TEAM or any of its subsidiaries of any increase in severance or termination pay or any entry by TEAM or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification Contract or any Contract the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving TEAM of the nature contemplated hereby, (vi) any material change or alteration in the policy of TEAM or its subsidiaries relating to the granting of stock options or other equity compensation to their directors, employees and consultants, (vii) entry by TEAM or any of its subsidiaries into, or material modification, amendment or cancellation of, any licensing or other agreement with regard to the use, acquisition or licensing of any material Intellectual Property other than licenses, assignment agreements, or other similar Contracts entered into in the ordinary course of business consistent with past practice, (viii) entry by TEAM or any of its subsidiaries into, or material modification, amendment or cancellation of, any material Contract, (ix) any material change by TEAM in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (x) any material revaluation by TEAM or any of its subsidiaries of any of their material assets including writing off notes or accounts receivable other than in the ordinary course of business, or (xi) any material changes in the ability of the officers of TEAM to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

3.7 Taxes.

(a) Except and as would not be reasonably likely to have a Material Adverse Effect on TEAM, TEAM and each of its subsidiaries have timely filed all federal, state, local and foreign Returns relating to Taxes required to be filed by or on behalf of TEAM and each of its subsidiaries with any Tax authority. Such Returns are true, correct and complete in all material respects, and TEAM and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

(b) TEAM and each of its subsidiaries have withheld all federal and state income Taxes, Taxes pursuant to FICA and other Taxes required to be withheld, and TEAM and its subsidiaries have paid such Taxes to the appropriate Tax authorities by the applicable due date.

(c) Neither TEAM nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against TEAM or any of its subsidiaries, nor has TEAM or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of TEAM or any of its subsidiaries by any Tax authority is presently in progress, nor has TEAM or any of its subsidiaries been notified of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by TEAM or any of its subsidiaries has been proposed formally or informally by any Tax authority to TEAM or any of its subsidiaries or any representative thereof.

(f) Neither TEAM nor any of its subsidiaries has any liability for unpaid Taxes that has not been accrued for or reserved on the TEAM Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to TEAM, other than any liability for unpaid Taxes that may have accrued since the date of the TEAM Balance Sheet in connection with the operation of the business of TEAM and its subsidiaries in the ordinary course.

(g) There is no agreement, plan or arrangement to which TEAM or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of TEAM or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no Contract to which TEAM or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Neither TEAM nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by TEAM or its subsidiaries.

(i) Neither TEAM nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement other than among TEAM and its wholly-owned subsidiaries.

(j) Except as may be required as a result of the Merger, TEAM and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing, pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

(k) None of TEAM’s or its subsidiaries’ assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(l) TEAM stock has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has TEAM distributed any subsidiary corporation stock in a transaction qualifying under Section 355 of the Code within the last two years.

(m) TEAM is not aware of any fact, circumstance, plan or intention on the part of TEAM that would be reasonably likely to prevent the Merger from qualifying as a “reorganization” pursuant to the provisions of Section 368 of the Code.

3.8 Title and Operation of Properties.

(a) Part 3.8 of the TEAM Disclosure Letter lists all real property owned by TEAM or any of its subsidiaries and all real property leases to which TEAM or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement that have a book value in excess of $50,000, or provide for annual payments in excess of $50,000, respectively. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against TEAM or any of its subsidiaries that is reasonably likely to have a Material Adverse Effect on TEAM.

(b) TEAM or one of its subsidiaries (i) has good and marketable title to all the property and assets reflected in the latest balance sheet included in the TEAM Financials as being owned by TEAM or any of its subsidiaries and to all the property and assets acquired after the date thereof by TEAM or one of its subsidiaries that are material to TEAM (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of any Encumbrances, except as reflected in the TEAM Financials and except for encumbrances for Taxes not yet due and payable and such Encumbrances that are not material in character, amount or extent, and (ii) is lessee of all leasehold estates reflected in the latest financial statements included in such TEAM Financials and to all leasehold estates acquired after the date thereof by TEAM or one of its subsidiaries that are material to TEAM (except for leases that are not material and have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by lessee or, to TEAM’s knowledge, the lessor.

3.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“TEAM Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, TEAM or one of its subsidiaries.

“TEAM Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, TEAM or one of its subsidiaries.

(a) No material TEAM Intellectual Property or product or service of TEAM or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement, law, regulation or stipulation restricting in any manner the use, transfer, or licensing thereof by TEAM or any of its subsidiaries, or which may materially and adversely affect the validity, use or enforceability of such TEAM Intellectual Property.

(b) Each material item of TEAM Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such TEAM Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such TEAM Registered Intellectual Property, except, in each case as would not materially adversely affect such item of TEAM Registered Intellectual Property.

(c) TEAM or one of its subsidiaries, (i) owns or has license (sufficient for the conduct of its business as currently conducted) to each material item of Intellectual Property used in the business of TEAM and its subsidiaries, and (ii) owns and has good and exclusive title to, or has an exclusive license to, each material item of TEAM Intellectual Property, free and clear of any material Encumbrance.

(d) Since January 1, 2002, neither TEAM nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material TEAM Intellectual Property, to any third party.

(e) Part 3.9(e) of the TEAM Disclosure Letter lists all material contracts, licenses and agreements to which TEAM or its subsidiaries is a party, (i) with respect to material TEAM Intellectual Property licensed to any third party, or (ii) pursuant to which a third party licenses any material Intellectual Property to TEAM or any of its subsidiaries.

(f) To TEAM’s knowledge, the operation of the business of TEAM and its subsidiaries as such business currently is conducted does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) Neither TEAM nor any of its subsidiaries has received notice from any third party that the operation of the business of TEAM or any of its subsidiaries infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) To the knowledge of TEAM, no person is infringing or misappropriating any TEAM Intellectual Property nor has any person since January 1, 2002, infringed or misappropriated any TEAM Intellectual Property.

3.10 Compliance with Laws.

(a) Neither TEAM nor any of its subsidiaries is in material conflict with, or in material default or in material violation of any material Legal Requirement applicable to TEAM or any of its subsidiaries or by which TEAM or any of its subsidiaries or any of their respective properties is bound or affected. To TEAM’s knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to TEAM or any of its subsidiaries against TEAM or any of its subsidiaries, nor, to TEAM’s knowledge has any Governmental Entity indicated an intention to conduct an investigation of TEAM or any of its subsidiaries. There is no currently effective Legal Requirement binding upon TEAM or any of its subsidiaries that has or could reasonably be expected to have a Material Adverse Effect on TEAM.

(b) TEAM and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to or required for the operation of the business of TEAM and its subsidiaries as currently conducted (collectively, the “TEAM Permits”) and are in material compliance with the terms of the TEAM Permits, except where the failure to hold or be in compliance with such permit, license, variance, exemption, order or approval would not be reasonably likely to have a Material Adverse Effect on TEAM.

3.11 Litigation. Except as set forth in Part 3.11 of the TEAM Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of TEAM, threatened against, relating to or affecting TEAM or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or that could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on TEAM, Merger Sub or the Surviving Corporation following the Merger. All claims, suits, actions or proceedings required to be disclosed in Part 3.11 of the TEAM Disclosure Letter are covered by insurance (subject to applicable deductibles), the applicable insurers have been properly notified and no denial of coverage or reservation of rights by such insurers has occurred or been asserted. No Governmental Entity has at any time challenged or questioned in a writing delivered to TEAM or any of its subsidiaries or filed in any legal proceeding or otherwise the legal right of TEAM or any of its subsidiaries to conduct its business as currently conducted. As of the date hereof, to the knowledge of TEAM, no event has occurred, and no claim, dispute or other condition or circumstance exists that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of TEAM or any of its subsidiaries to seek indemnification from TEAM or such subsidiary.

3.12 Employee Benefit Plans.

(a) Schedule. Part 3.12 of the TEAM Disclosure Letter contains an accurate and complete list of each TEAM Employee Plan. Other than the LTIP, neither TEAM nor any of its Affiliates have any plan or commitment to establish any new TEAM Employee Plan, to modify any TEAM Employee Plan or TEAM Employee Agreement (except to the extent required by law or to conform any such TEAM Employee Plan, or TEAM Employee Agreement to the requirements of any applicable law, including Rev. Proc. 2002-21, in each case as previously disclosed to Vsource in writing, or as required by this Agreement), or to enter into any TEAM Employee Plan or TEAM Employee Agreement.

(b) Documents. TEAM has provided to Vsource, (i) correct and complete copies of all documents embodying each TEAM Employee Plan, including all amendments thereto and written interpretations thereof, (ii) the most recent annual actuarial valuations, if any, prepared for each TEAM Employee Plan, (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each TEAM Employee Plan or related trust, (iv) if the TEAM Employee Plan is funded, the most recent annual and periodic accounting of TEAM Employee Plan assets, (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each TEAM Employee Plan, (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to TEAM Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL given or received since January 1, 2002 with respect to any TEAM Employee Plan, and (vii) all material written agreements and contracts relating to each TEAM Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts.

(c) Employee Plan Compliance

(i) TEAM or one of its Affiliates has performed in all material respects all obligations required to be performed by TEAM or its Affiliates under each TEAM Employee Plan. None of TEAM or its Affiliates is in default or violation of, or has knowledge of any default or violation by any other party to, each TEAM Employee Plan. Each TEAM Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA or the Code.

(ii) Each TEAM Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, ERISA and the Uruguay Fund Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996 and the Taxpayer Relief Act of 1997 (collectively referred to as “GUST”), or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination, and no event has occurred that would materially adversely affect the status of such determination letter or the qualified status of such Plan.

(iii) No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any TEAM Employee Plan.

(iv) There are no actions, suits or claims pending, or, to the knowledge of TEAM, threatened (other than routine claims for benefits) against any TEAM Employee Plan or against the assets of any TEAM Employee Plan.

(v) Each TEAM Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to TEAM or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event).

(vi) There are no audits, inquiries or proceedings pending by the IRS or DOL with respect to any TEAM Employee Plan, and neither TEAM nor any Affiliate has received any written notice from the IRS or DOL threatening any such audit, inquiry or proceeding.

(vii) Neither TEAM nor any Affiliate is subject to any penalty or tax with respect to any TEAM Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

(viii) All contributions due from TEAM or any Affiliate with respect to any of the TEAM Employee Plans have been made as required under ERISA or have been accrued on the TEAM Balance Sheet. All material filings and reports as to each Employee Plan required to have been submitted to the IRS or the DOL have been duly submitted.

(d) Pension Plans. Neither TEAM nor any Affiliate does now or has ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(e) Multiemployer Plans. At no time has TEAM or any of its Affiliates contributed to or been requested to contribute to any Multiemployer Plan.

(f) No Post-Employment Obligations. No TEAM Employee Plan or TEAM Employment Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and the FMLA, and the regulations thereunder or other applicable statute, and TEAM has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(g) COBRA; FMLA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit Employees of TEAM or its Affiliates are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Women’s Health and Cancer Rights Act of 1998 and FMLA, and the regulations thereunder, as such requirements affect TEAM, its Affiliates and its Employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the TEAM’s Employee Plans, covered employees, or qualified beneficiaries.

(h) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event, under any TEAM Employee Plan, Employee Agreement, trust or loan, that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, posting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(i) Employment Matters. TEAM and each of its subsidiaries, (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws, (iv) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or to TEAM’s knowledge, threatened or reasonably anticipated claims or actions against TEAM or any of its subsidiaries under any workers’ compensation policy or long-term disability policy. To TEAM’s knowledge, no Employee of TEAM or any of its subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by TEAM or any of its subsidiaries and disclosing to TEAM or any of its subsidiaries or using trade secrets or proprietary information of any other person or entity.

(j) Labor. No work stoppage or labor strike against TEAM or any of its subsidiaries is pending, or to TEAM’s knowledge, threatened. None of the directors and officers of TEAM has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of TEAM, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, that, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on TEAM. Neither TEAM nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither TEAM nor any of its subsidiaries is presently, or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by TEAM or any of its subsidiaries.

(k) International Employee Plan. TEAM has no International Employee Plans.

3.13 Environmental Matters.

Except as would not be reasonably likely to have individually, or in the aggregate, a Material Adverse Effect on Vsource, TEAM or the Surviving Corporation, (i) no underground storage tanks, and no amount of any Hazardous Material are present as a result of the actions of TEAM or any of its subsidiaries or any affiliate of TEAM, or to TEAM’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that TEAM or any of its subsidiaries has at any time owned, operated, occupied or leased, (ii) neither TEAM nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (iii) neither TEAM nor any of its subsidiaries has engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

3.14 Certain Agreements. Neither TEAM nor any of its subsidiaries is a party to or is bound by:

(a) any employment or consulting Contract with any employee or member of TEAM’s Board of Directors, other than those that are terminable by TEAM or any of its subsidiaries on no more than thirty days’ notice without liability or financial obligation, except to the extent general principles of wrongful termination law or good faith and fair dealing may limit TEAM’s or any of its subsidiaries’ ability to terminate employees at will, or any consulting Contract;

(b) any Contract, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any Contract of indemnification, any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

(d) any Contract containing covenants purporting to limit or that effectively limit TEAM’s or any of its subsidiaries’ freedom to compete in any line of business or in any geographic area or that would so limit TEAM or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

(e) any Contract currently in force relating to the disposition or acquisition by TEAM or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which TEAM has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than TEAM’s subsidiaries;

(f) any Contract with regard to the acquisition or licensing of any material Intellectual Property other than licenses, assignments, or other similar Contracts entered into the ordinary course of business consistent with past practice;

(g) any Contract with any (i) officer, (ii) director, (iii) holder of 5 percent or more of the capital stock of TEAM, or (iv) subsidiary, in any case of (i), (ii) and (iv), of TEAM or any subsidiary of TEAM;

(h) any executed but not fully-performed Contract providing for capital expenditures by TEAM or its subsidiaries in excess of $50,000;

(i) any Contract pursuant to which the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will constitute an event that will or may result in any material payment, acceleration, forgiveness of indebtedness, extension of the exercise period, posting, distribution, increase in benefits or obligation to fund benefits; or

(j) any other Contract currently in effect, the cancellation of which would have a Material Adverse Effect on TEAM.

(k) The Contracts required to be disclosed in the TEAM Disclosure Letter pursuant to clauses (a) through (j) above or pursuant to Section 3.9 and any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of TEAM or any of its subsidiaries (collectively “TEAM Contracts”) are valid and in full force and effect, except to the extent that such invalidity would not be reasonably likely to have a Material Adverse Effect on TEAM. Neither TEAM nor any of its subsidiaries, nor to TEAM’s knowledge, any other party thereto, is in material breach, violation or default thereunder, and neither TEAM nor any of its subsidiaries has received written notice that it has materially breached, violated or defaulted any of the terms or conditions of any TEAM Contract except for such breaches that would not be reasonably likely to have a Material Adverse Effect on TEAM.

3.15 Brokers and Finders’ Fees. Neither TEAM nor any of its subsidiaries has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.16 Insurance.

(a) Part 3.16 of the TEAM Disclosure Letter sets forth a list of all insurance policies and fidelity bonds carried by TEAM or any of its subsidiaries. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as are reasonably sufficient for the conduct of the business of TEAM and its subsidiaries, including to cover the replacement cost of the fixed assets used in TEAM’s and its subsidiaries’ businesses, and all such policies and bonds (or substantially similar policies and bonds) have been in continual effect since January 1, 2001. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. TEAM has not, and will not prior to the Effective Time, reach the coverage limit of any such policy or bond. All premiums due and payable under all such policies have been paid and TEAM and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the knowledge of TEAM, there has been no threatened termination of, or material premium increase with respect to, any of such policies. The execution, delivery and performance of the TEAM Transaction Documents will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TEAM’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, cancellation of, or result in a material premium increase to, any such policies or bonds. TEAM has reported to the applicable insurers all occurrences that, in TEAM’s reasonable judgment, may give rise to a claim under any such policies or bonds.

(b) TEAM has obtained coverage for third-party workers’ compensation insurance with respect to TEAM and each of its subsidiaries in every jurisdiction where such coverage is required. Except as disclosed in Part 3.16(b) of the TEAM Disclosure Letter, there have been no workers compensation claims that are not covered by insurance against TEAM or any of its subsidiaries, or to TEAM’s knowledge, any of TEAM’s clients, arising from occurrences on or after January 1, 2003. Any incurred-but-not-reported workers compensation claims individually or in the aggregate arising after January 1, 2003 will not have a Material Adverse Effect on TEAM.

(c) TEAM’s reserves for workers’ compensation under its loss sensitive programs for the period October 1, 1999, through December 31, 2002 have been calculated using actual claims data provided by TEAM’s insurance carriers, and applying loss development factors estimated using information such as nationwide loss ratios and historic company data. TEAM’s current workers’ compensation reserves are such that an increase in actual workers’ compensation expense would not have a Material Adverse Effect on TEAM.

3.17 SEC Disclosure Documents. The information supplied by TEAM for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by

TEAM with the SEC in connection with the issuance of TEAM Common Stock in the Merger shall not at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by TEAM for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not on the date the Joint Proxy Statement/Prospectus is mailed to TEAM’s and Merger Sub’s stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The proxy statement included in the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If, at any time prior to the Effective Time, any event relating to TEAM or any of its affiliates, officers or directors should be discovered by TEAM that is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, TEAM shall promptly inform Vsource. Notwithstanding the foregoing, TEAM makes no representation or warranty with respect to any information supplied by Vsource that is contained in any of the foregoing documents.

3.18 Board Approval. The Board of Directors of TEAM has, as of the date of this Agreement, (i) determined that the Merger is fair to, and in the best interests of, TEAM and its stockholders, and has approved the TEAM Transaction Documents, and (ii) declared the advisability of the Merger and recommends that the stockholders of TEAM approve and adopt this Agreement and approve the Merger in accordance with the terms hereof.

3.19 Takeover Statutes. Assuming the approval of the TEAM Proposals by the TEAM stockholders in accordance with the provisions of Section 3.4(b) of this Agreement, no Ohio Takeover Statute shall prohibit the consummation of the Merger or the other transactions contemplated hereby. The restrictions contained in Section 203 of Delaware General Corporation Law applicable to a “business combination” (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger. To TEAM’s knowledge, no other Takeover Statute applies or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE IV

COVENANTS OF VSOURCE AND TEAM

4.1 Conduct of Business. Except as expressly contemplated by this Agreement or as set forth in Part 4.1 of the Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Vsource and TEAM and each of their respective subsidiaries shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts (other than unsecured trade debt that it will pay consistent with past practice or debt subject to the TEAM Recap Agreement which will be treated in accordance with that Agreement) and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, and employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with whom it has business dealings. In addition, each party will promptly notify the other party of any material event involving its business, operations or financial condition.

In addition, without limiting the generality of the foregoing except as expressly contemplated by this Agreement, or except as set forth in Part 4.1 of the Disclosure Letter, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither party shall do any of the following and shall not permit its subsidiaries to do any of the following:

(a) Waive any stock repurchase rights; accelerate, amend or change the period of exercisability of options or restricted stock; or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to the other party, or adopt any new severance plan;

(c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to Intellectual Property, other than non exclusive licenses in the ordinary course of business and consistent with past practice;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of itself or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship of any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery or sale of (i) shares of Vsource or TEAM common stock pursuant to the exercise of Vsource or TEAM Options, respectively, outstanding on the date hereof, (ii) shares of Vsource Common Stock issuable to participants in the Vsource ESPP consistent with the terms thereof and (iii) shares of Vsource and TEAM common stock pursuant to the exercise of rights under the TEAM Warrant Agreements or the Vsource Warrant Agreements outstanding on the date hereof; provided, however, that TEAM may enter into the TEAM Recap Agreement consistent with the terms and conditions set forth in the TEAM MOU and in accordance with Section 5.16(c) herein;

(g) Cause, permit or propose any amendments to its Charter Documents (or similar governing instruments of any of its subsidiaries) other than as contemplated by this Agreement;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business and its subsidiaries or enter into any material joint ventures, strategic relationships or alliances;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to its business or that of its subsidiaries;

(j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it or any of its subsidiaries; enter into any “keep well” or other Contract to maintain any financial statement condition; or enter into any arrangement having the economic effect of any of the foregoing other than the daily book overdrafts related to the timing of cash receipts and payments consistent with past practice; provided, however, that TEAM may enter into the Financing Agreements consistent with the terms and conditions set forth in the Bank Documents and in accordance with Section 5.16(c) herein;

(k) Adopt or amend (other than any amendment required by law or regulation) any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, make any loan or provide any advance to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures; provided, however, that TEAM may enter into the Nickerson Employment Agreement consistent with the terms and conditions set forth on the term sheet attached hereto as Exhibit G (the “Nickerson Term Sheet”) and in accordance with Section 5.16(c) herein;

(l) Make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to the other party;

(m) Materially modify, amend or terminate any Contract or other material Contract to which it or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

(n) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

(o) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

(p) Take any action that would cause any representation or warranty to become untrue or inaccurate; or

(q) Agree in writing or otherwise commit or negotiate to take any of the actions described in Section 4.1(a) through (p) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Joint Proxy Statement; Registration Statement; Board Recommendations.

(a) As promptly as practicable after the execution of this Agreement, Vsource and TEAM will prepare and file with the SEC the Joint Proxy Statement, and TEAM will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement will be included as a prospectus; provided, however, that neither TEAM nor Vsource shall be required to make any such filing until the Financing Agreements and the TEAM Recap Agreement have been executed by the parties thereto and Vsource shall not be required to make any such filing until TEAM has complied with the covenants contained in Section 5.17. Each of Vsource and TEAM will respond to any comments of the SEC; will use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing; and will cause the Joint Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Vsource and TEAM will prepare and file any other documents required to be filed by it under the Exchange Act, the Securities Act or any other federal, state, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Vsource and TEAM each shall promptly supply the other with any information that may be required in order to effectuate any filings pursuant to this Section 5.1.

(b) No amendment or supplement to the Joint Proxy Statement or Registration Statement will be made by Vsource or TEAM without the approval of the other party, which approval will not be unreasonably withheld or delayed. Each of Vsource and TEAM will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Joint Proxy Statement, the Registration Statement or any Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement or any Other Filing. Each of Vsource and TEAM will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Joint Proxy Statement, the Registration Statement or any Other Filing, TEAM or Vsource, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, or mailing to stockholders of TEAM or Vsource, such amendment or supplement.

(c) The Joint Proxy Statement will include (x) the unanimous recommendation of the TEAM Board of Directors in favor of the TEAM Proposals (except that notwithstanding anything to the contrary contained in this Agreement, the TEAM Board may withdraw, modify or refrain from making such recommendation or recommend a Superior Proposal (as defined in Section 5.4 of this Agreement) to the extent that the TEAM Board determines, in good faith, after consultation with, and with the advice of, outside legal counsel, that such action is necessary for the TEAM Board to comply with its fiduciary duties to its stockholders under applicable law) and (y) the unanimous recommendation of the Vsource Board of Directors in favor of the Vsource Proposal (except that notwithstanding anything to the contrary contained in this Agreement, the Vsource Board may withdraw, modify or refrain from making such recommendation or recommend a Superior Proposal (as defined in Section 5.4 of this Agreement) to the extent that the Vsource Board determines, in good faith, after consultation with, and with the advice of, outside legal counsel, that such action is necessary for the Vsource Board to comply with its fiduciary duties to its stockholders under applicable law).

5.2 Meetings of Stockholders.

(a) Promptly after the date hereof, TEAM will take all action necessary in accordance with applicable law and the TEAM Charter Documents, to convene and hold the TEAM stockholders’ meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the TEAM Proposals. Unless the TEAM Board withdraws, modifies or refrains from making the recommendation set forth in Section 5.1(c) or recommends a Superior Proposal in accordance with Section 5.1(c), TEAM will use its reasonable best efforts to solicit from its stockholders proxies in favor of the TEAM Proposals and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by the rules of the NASD or applicable law.

(b) Promptly after the date hereof, Vsource will take all action necessary in accordance with applicable law and the Vsource Charter Documents, to convene and hold the Vsource stockholders’ meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the Vsource Proposal. Unless the Vsource Board withdraws, modifies or refrains from making the recommendation set forth in Section 5.1(c) or recommends a Superior Proposal, either in accordance with Section 5.1(c), Vsource will use its reasonable best efforts to solicit from its stockholders proxies in favor of the Vsource Proposal and will take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by Delaware law to obtain such approvals.

5.3 Confidentiality; Access to Information.

(a) Confidentiality Agreement. The parties acknowledge that Vsource and TEAM have previously executed a Confidentiality Agreement, dated as of January 7, 2003. TEAM and Vsource agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. Vsource will afford TEAM and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Vsource during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of Vsource, as TEAM may reasonably request. TEAM will afford Vsource and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of TEAM during the period prior to the Effective Time to obtain all information concerning the business, properties, results of operations and personnel of TEAM as Vsource may reasonably request. Each party will instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. No information or knowledge obtained in any investigation pursuant to this Section 5.3 by either TEAM or Vsource in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained in this Agreement.

5.4 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, TEAM and Vsource and their subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment bank, attorney or other advisor or representative (collectively “Representatives”) retained by any of them to, directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce the making, submission or announcement of any proposals that constitute, or could reasonably be expected to result in, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation pursuant to a tender offer) or similar transaction or series of transactions involving TEAM or Vsource, respectively, other than the transactions contemplated by this Agreement (any of the foregoing proposals being referred to in this Agreement as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that nothing in this Agreement shall prevent TEAM or its Board of Directors or Vsource or its Board of Directors or its Representatives from furnishing nonpublic information to, or entering into discussion or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by TEAM or Vsource after the execution of this Agreement from a person or entity whose initial contact with TEAM or Vsource may have been solicited by TEAM or Vsource, respectively, prior to the execution of this Agreement) or recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of TEAM or Vsource, respectively, if and only to the extent that (1) the Board of Directors of TEAM or the Board of Directors of Vsource, as the case may be, concludes in good faith, after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined below), (2) the Board of Directors of TEAM or the Board of Directors of Vsource, as the case may be, determines in good faith, after consultation with, and the advice of, its outside legal counsel that such action is required in order for the Board of Directors of TEAM or the Board of Directors of Vsource, as the case may be, to comply with its fiduciary obligations to its stockholders under applicable law, and (3) prior to furnishing any such nonpublic information to, or entering into any such discussions, with such person or group, receives from such person or group an executed confidentiality agreement containing terms no less favorable that those contained in the Confidentiality Agreement. A “Superior Proposal” means a bona fide, written Acquisition Proposal for all of the outstanding capital stock of TEAM or Vsource, as the case may be (the “Target”), that is on terms which a majority of the Target’s Board of Directors determines in good faith (after consultation with a financial advisor and taking into account all the terms and conditions of the Acquisition Proposal) (i) would result in a transaction, if consummated, that would be more favorable to the Target and its stockholders (in their capacities as stockholders) from a financial point of view (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposed and the identity of the offeror) than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of the other party prior to the end of the three business-day-period referred below) and (ii) is reasonably capable of being consummated, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Target’s Board of Directors, reasonably capable of being financed by the person making such Acquisition Proposal; provided, however, that before accepting or recommending any Acquisition Proposal (including a Superior Proposal) the Target must provide the other party to this Agreement with at least three business days notice of its intention to accept such Acquisition Proposal, specifying the material terms and conditions of the Acquisition Proposal and identity of the person making the Acquisition Proposal.

(b) Nothing contained in this Agreement shall prohibit TEAM or its Board of Directors or Vsource or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

(c) TEAM and Vsource agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Acquisition Proposal.

(d) TEAM and Vsource shall notify the other party promptly (but in no event later than the next business day) after receipt of any Acquisition Proposal or any request for nonpublic information or for access to the properties, books or records or any request for a waiver or release under any standstill or similar agreement, by any person that has made an Acquisition Proposal. The notice shall indicate the terms and conditions of the proposal or request and the identity of the person making such proposal or request. Each of TEAM and Vsource, as the case may be, shall keep the other party informed, on a reasonably current basis, of the status (including amendments or proposed amendments) of any Acquisition Proposal or request.

5.5 Public Disclosure. TEAM and Vsource will consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger and this Agreement, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the National Association of Securities Dealers, Inc. (“NASD”) and the Nasdaq SmallCap Market System. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Requirements. Each of TEAM, Merger Sub and Vsource will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted thereby) necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirement imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. TEAM will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable to the issuance of shares of TEAM Common Stock pursuant hereto. Vsource will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the issuance of shares of TEAM Common Stock pursuant hereto. Each party will use reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Notwithstanding the foregoing, the parties acknowledge that Vsource is not required to purchase the Provident debt under the Provident Documents, and that any failure by Vsource to do so will not be a breach of this Agreement.

5.7 Third Party Consents. As soon as practicable following the date hereof, TEAM and Vsource will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries’ agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8 Notification of Certain Matters. Each of Vsource and TEAM will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Vsource, TEAM or their respective subsidiaries that relates to or may reasonably be expected to affect, the consummation of the Merger. Vsource shall give prompt notice to TEAM of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Vsource to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. TEAM shall give prompt notice to Vsource of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of TEAM or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.9 Vsource Options and ESPP.

(a) 2000 Plan. TEAM shall not assume, nor shall Vsource take any action to cause TEAM to assume, the Vsource 2000 Plan or any options issued under the Vsource 2000 Plan (the “Vsource 2000 Options”). All Vsource 2000 Options shall be treated in accordance with the second to last sentence of Section 11(b) of the Vsource 2000 Plan.

(b) 2001 Plan. At the Effective Time, TEAM shall assume the Vsource 2001 Plan and any options issued under the Vsource 2001 Plan (the “Vsource 2001 Options”) and the Board of Directors of TEAM shall become the Plan Administrator, as such term is defined in the Vsource 2001 Plan. At the Effective Time, the Plan Administrator shall take all necessary actions to implement the adjustment mechanisms contained in Article I, Section V(C) of the 2001 Plan to provide that each Vsource 2001 Option will continue to have, and be subject to, substantially the same terms and conditions set forth in the Vsource 2001 Plan immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Vsource 2001 Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of TEAM Common Stock equal to the product of the number of shares of Vsource Common Stock that were issuable upon exercise of such Vsource 2001 Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of TEAM Common Stock and (ii) the per share exercise price for the shares of TEAM Common Stock issuable upon exercise of such Vsource 2001 Option will be equal to the quotient determined by dividing the exercise price per share of Vsource Common Stock at which such Vsource 2001 Option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Vsource or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all Vsource 2001 Options after the Effective Time.

(c) ESPP. Vsource shall take all necessary actions to provide that on July 6, 2003, (i) Vsource’s Employee Stock Purchase Plan (the “ESPP”) shall be suspended, and (ii) all payroll deductions related to the ESPP shall be suspended and all amounts allocated to each participant’s account under the ESPP shall be used to purchase common shares of Vsource pursuant to the terms of the ESPP and all unused amounts shall be refunded to such participant, without interest.

(d) Warrants. Each Vsource Warrant Agreement in effect immediately prior to the Effective Time shall remain and continue in full force and effect following the Effective Time in accordance with its terms and conditions.

(e) Reservation of Shares. TEAM will reserve sufficient shares of TEAM Common Stock for issuance under Section 5.10 and under Section 1.6 hereof.

5.10 Form S-8. TEAM will file a registration statement on Form S-8 for the shares of TEAM Common Stock issuable with respect to Vsource 2001 Options as soon as is reasonably practicable after the Effective Time and will maintain the effectiveness of such registration statement on a basis comparable to registration statements applicable to other outstanding stock options of TEAM.

5.11 Indemnification.

(a) From and after the Effective Time, TEAM will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of TEAM and Vsource pursuant to any indemnification obligations of TEAM or Vsource with respect to each of its respective directors and officers prior to the Effective Time (all TEAM and Vsource directors and officers are referred to herein as the “Indemnified Parties”) and any indemnification provisions under TEAM’s or Vsource’s Charter Documents as in effect on the date hereof, in each case subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Vsource as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Vsource, unless such modification is required by law.

(b) For a period of six years after the Effective Time, TEAM will, and will cause the Surviving Corporation to, maintain in effect, if available, directors and officers liability insurance covering those persons who are currently covered by TEAM’s and Vsource’s directors and officers liability insurance policy on terms comparable to the most favorable terms applicable to the current directors and officers of TEAM and Vsource for all events occurring prior to the Effective Time; provided, however, that in no event will TEAM or the Surviving Corporation be required to expend in excess of 200% of the annual aggregate premium currently paid by TEAM and Vsource for such coverage (or such coverage as is available for such 200% of such annual premium).

(c) This Section 5.11 shall survive the consummation of the Merger, is intended to benefit TEAM, Vsource, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and TEAM, and shall be enforceable by the Indemnified Parties.

5.12 Nasdaq Listing. As soon as practicable after the execution of this Agreement, TEAM and Vsource will cooperate in the preparation and filing of an application for listing on the Nasdaq SmallCap Market the shares of TEAM Common Stock currently issued and outstanding and the shares of TEAM Common Stock to be issued, and those required to be reserved for issuance, in connection with the Merger. TEAM shall continue the inclusion of TEAM Common Stock on the Nasdaq SmallCap Market until the Effective Time.

5.13 Certain Employee Benefits.

(a) As soon as practicable after the execution of this Agreement, TEAM and Vsource shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for the employees of TEAM, Vsource and their Affiliates following the Merger. As soon as practicable after the execution of this Agreement, TEAM and Vsource shall confer and work together in good faith to agree upon a mutually acceptable Long Term Incentive Plan (the “LTIP”) for TEAM and Vsource employees upon the consummation of the Merger, that shall have available for grants and awards under the LTIP of up to 22% of the common stock issued and outstanding from time to time of TEAM following the Merger (less any options outstanding under TEAM’s Option Plans and the Vsource 2001 Option Plan).

(b) With respect to matters described in this Section 5.13, TEAM and Vsource will use all reasonable efforts to consult with each other (and consider in good faith the advice of the other party) prior to sending any notices or other communication materials to its Employees.

5.14 Section 16 Matters. Provided that Vsource delivers to TEAM the Section 16 Information (as defined below) in a timely fashion, TEAM and Vsource shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Vsource Common Stock (including derivative securities with respect to Vsource Common Stock) or acquisitions of TEAM Common Stock (including derivative securities with respect to TEAM Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Vsource Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information regarding the Vsource Insiders, the number of shares of Vsource Capital Stock held by each such Vsource Insider and expected to be exchanged for TEAM Common Stock in connection with the Merger, and the number and description of the Vsource Options held by each such Vsource Insider and expected to be converted into options for TEAM Common Stock in connection with the Merger. “Vsource Insiders” shall mean those officers and directors of Vsource who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to TEAM.

5.15 Vsource Affiliates; Restrictive Legend. TEAM will give stop transfer instructions to its transfer agent with respect to any TEAM Common Stock received pursuant to the Merger by any Vsource Affiliate, and there will be placed on the certificates representing such TEAM Common Stock, or any substitutions therefor, a legend stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY BE TRANSFERRED ONLY (A) IN CONFORMITY WITH RULE 145(D) UNDER SUCH ACT OR (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

5.16 Other Agreements.

(a) TEAM MOU and TEAM Recap Agreement. Without the prior written consent of Vsource, TEAM shall not amend, modify or supplement the TEAM MOU, or waive any rights with respect thereto, except to prepare and enter into the TEAM Recap Agreement under terms and conditions consistent with the TEAM MOU and with such other terms and conditions as are customary with agreements of that type.

(b) Bank Documents and Financing Agreements. Without the prior written consent of Vsource, TEAM shall not amend, modify or supplement the Bank Documents, except to prepare and enter into the Financing Agreements under terms and conditions consistent with the Bank Documents and with such other terms and conditions as are customary with agreements of that type.

(c) Vsource Consent. TEAM shall provide Vsource with draft copies of the Nickerson Employment Agreement, the Financing Agreements and the TEAM Recap Agreement. TEAM shall not enter into the agreements described in the preceding sentence without the prior consent of Vsource, which consent shall not be unreasonably withheld, so long as the terms and conditions of the Nickerson Employment Agreement, the Financing Agreements and the TEAM Recap Agreement are consistent with the terms and conditions of the Nickerson Term Sheet, the Bank Documents and the TEAM MOU, respectively, and with such other terms and conditions as are customary with agreements of each type.

5.17 Other TEAM Covenants. No later than June 30, 2003, TEAM shall (a) have initiated audits of all TEAM Employee Plans intended to qualify under Section 401(a) of the Code with respect to the years 2000 and 2001, to the extent such audits are required by applicable Legal Requirements, (b) amend the TEAM 1996 Plan to eliminate automatic acceleration of vesting of options granted under such Plan upon a change in control, and (c) provide evidence to Vsource that workers compensation coverage is in place for all of its employees and co-employees as of such date in all jurisdictions where such coverage is required.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Vsource Stockholder Approval. The Vsource Proposal shall have been duly approved by the requisite vote of the stockholders of Vsource under applicable law and the Vsource Charter Documents.

(b) TEAM Stockholder Approval. The TEAM Proposals shall each have been duly approved by the requisite vote of the stockholders of TEAM under applicable law, the TEAM Charter Documents, and the rules and regulations of the NASD.

(c) Registration Statement Effective; Joint Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement, shall have been initiated or threatened in writing by the SEC.

(d) TEAM Recapitalization. The TEAM recapitalization shall have been completed in accordance with the terms and conditions of the TEAM Recap Agreement.

(e) TEAM Reincorporation. TEAM shall have completed its reincorporation in the State of Delaware.

(f) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(g) Tax Opinions. TEAM and Vsource shall each have received substantially identical written opinions from their respective tax counsel, in form and substance reasonably acceptable to TEAM or Vsource, as the case may be, dated as of the Closing Date, and based upon reasonably requested letters from TEAM, Merger Sub and Vsource and certain facts and assumptions set forth in the opinion to effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of TEAM and Vsource will be a party to the reorganization within the meaning of Section 368(a) of the Code; provided that if TEAM’s tax counsel does not issue such an opinion this condition shall be deemed to be satisfied with respect to TEAM and Vsource if Vsource’s tax counsel issues such an opinion. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

6.2 Additional Conditions to the Obligations of Vsource. The obligation of Vsource to consummate and effect the Merger shall be subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Vsource:

(a) Representations and Warranties. Each representation and warranty of TEAM and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties that address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except that any statements in a representation or warranty that expressly include a standard of materiality shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the TEAM Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Vsource shall have received a certificate with respect to the foregoing signed on behalf of TEAM by the Chief Executive Officer or Chief Financial Officer of TEAM.

(b) Agreements and Covenants. TEAM and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Vsource shall have received a certificate to such effect signed on behalf of TEAM by the Chief Executive Officer or Chief Financial Officer of TEAM.

(c) Material Adverse Effect. No Material Adverse Effect with respect to TEAM shall have occurred since the date of this Agreement and be continuing.

(d) Nickerson Employment Agreement. TEAM shall have entered into the Nickerson Employment Agreement on terms and conditions consistent with the Nickerson Term Sheet.

(e) Financing Agreements. TEAM shall have entered into definitive agreements with its lenders on terms and conditions consistent with the Bank Documents and all other conditions required to complete such transactions (other than the consummation of the Merger) shall have been satisfied.

(f) Resignation of TEAM Directors. The directors of TEAM immediately prior to the Effective Time shall have tendered their resignations.

(g) Certain Covenants. TEAM and Merger Sub shall have performed or complied in all respects with the agreements and covenants set forth in Section 5.17 and all insurance required to be maintained pursuant to Section 5.17 shall have been maintained in full force and effect through the Closing.

6.3 Additional Conditions to the Obligations of TEAM and Merger Sub. The obligations of TEAM and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by TEAM:

(a) Representations and Warranties. Each representation and warranty of Vsource contained in this Agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on the Closing Date, except that those representations and warranties which address matters only as of a particular date (other than the date of this Agreement) shall remain true and correct in all material respects (except that any statements in a representation or warranty that expressly include a standard of materiality shall be true and correct in all respects giving effect to such standard) as of such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Vsource Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). TEAM shall have received a certificate with respect to the foregoing signed on behalf of Vsource by the Chief Executive Officer or Chief Financial Officer of Vsource.

(b) Agreements and Covenants. Vsource shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and TEAM shall have received a certificate to such effect signed on behalf of Vsource by the Chief Executive Officer or Chief Financial Officer of Vsource.

(c) Material Adverse Effect. No Material Adverse Effect with respect to Vsource shall have occurred since the date of this Agreement and be continuing.

(d) Dissenters. Holders of Vsource Capital Stock representing no more than 10% of the Vsource Common Stock on a fully diluted basis (based on the conversion ratio set forth in Section 2.3) shall have properly exercised and perfected dissenter or appraisal rights with respect to the transactions contemplated by this agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Vsource or TEAM have been obtained:

(a) by mutual written consent duly authorized by the Boards of Directors of TEAM and Vsource;

(b) by either Vsource or TEAM if the Merger shall not have been consummated by October 31, 2003 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement;

(c) by either Vsource or TEAM if a Governmental Entity shall have issued an order, judgment, decree or ruling or taken any other action in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the contemplated transactions, which order, judgment, decree, ruling or other action is final and nonappealable;

(d) by either Vsource or TEAM, if the required approvals of the stockholders of TEAM or the stockholders of Vsource contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required votes at a meeting of stockholders duly convened therefore, or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain such party’s stockholder approval shall have been caused by (i) the action or failure to act by such party and such action or failure to act constitutes a breach by such party of this Agreement or (ii) a breach of a Voting Agreement by a stockholder of such party;

(e) by either Vsource or TEAM, if the Vsource Board shall have withheld, withdrawn or modified in a manner adverse to TEAM its recommendation in favor of adoption and approval of this Agreement and approval of the Merger in accordance with Section 5.1(c);

(f) by either Vsource or TEAM, if the TEAM Board shall have withheld, withdrawn or modified in a manner adverse to Vsource its recommendation in favor of the issuance of shares of TEAM Common Stock by virtue of the Merger in accordance with Section 5.1(c);

(g) by Vsource (i) upon a breach of any representation, warranty, covenant or agreement on the part of TEAM set forth in this Agreement, or if any representation or warranty of TEAM shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on TEAM shall have occurred; provided that if such inaccuracy in TEAM’s representations and warranties or breach by TEAM, or Material Adverse Effect on TEAM, is curable prior to the Outside Date by TEAM through the exercise of TEAM’s commercially reasonable efforts, then Vsource may not terminate this Agreement under this Section 7.1(g) unless such breach remains uncured for 30 days after delivery of written notice from Vsource to TEAM of such breach, provided TEAM continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on TEAM (it being understood that Vsource may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by TEAM or Material Adverse Effect on TEAM is cured during such 30-day period, or if Vsource shall have materially breached this Agreement);

(h) by TEAM, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of Vsource set forth in this Agreement, or if any representation or warranty of Vsource shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, or (ii) if a Material Adverse Effect on Vsource shall have occurred; provided that if such inaccuracy in

Vsource’s representations and warranties or breach by Vsource, or Material Adverse Effect on Vsource, is curable prior to the Outside Date by Vsource through the exercise of Vsource’s commercially reasonable efforts, then TEAM may not terminate this Agreement under this Section 7.1(h) unless such breach remains uncured for 30 days after delivery of written notice from TEAM to Vsource of such breach, provided Vsource continues to exercise commercially reasonable efforts to cure such breach or Material Adverse Effect on Vsource (it being understood that TEAM may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Vsource or Material Adverse Effect on Vsource is cured during such 30-day period, or if TEAM shall have materially breached this Agreement);

(i) by either TEAM or Vsource if the parties are unable to agree on the amount of the Designated Liabilities by July 3, 2003; provided, however, that for any such termination to be effective, the party desiring to terminate the agreement must provide written notice thereof to the other party no later than the close of business by July 8, 2003;

(j) by Vsource if (i) TEAM defaults in any scheduled payment to either The Provident Bank (“Provident”), or Huntington National Bank (“Huntington”) under their loan agreements with TEAM, (ii) either Provident or Huntington exercise any of their respective remedies under their loan agreements with TEAM, (iii) the Hartford Insurance Company or its successors or assigns draws on the letter of credit posted by TEAM to secure its obligations under various insurance contracts, or (iv) Provident for any reason does not sell its loan to Vsource or its designees or permitted assignees as contemplated in the Provident Documents; provided, however, that the right to terminate this Agreement under this Section 7.1(j)(iv) shall not be available to Vsource where Provident’s failure to sell its loan shall have been caused by Vsource’s action or failure to act and Provident was ready, willing and able to sell its loan as contemplated in the Provident Documents; or

(k) by Vsource if TEAM breaches Section 5.17 or upon a failure to comply with Section 6.2(g).

7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of TEAM, Merger Sub, Vsource or any of their officers, directors or agents, except (i) as set forth in Section 5.3, Section 5.5, this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall remain in force and survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that TEAM and Vsource shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the printing and filing with the SEC of the Joint Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto; provided, further, that for purposes of Sections 7.3(b), (c), (d) and (e), the term “reasonable out of pocket expenses” shall include (i) the reasonable fees, cost and expenses incurred in connection with the negotiation, documentation and execution of this Agreement, all Exhibits hereto and all related agreements, including the final documentation thereof, (ii) due diligence investigation expenses, (iii) fees and expenses incurred in relation to the preparation, printing and filing with the SEC of the Joint Proxy Statement (including any preliminary materials related thereto), and (iv) any deposits or fees paid to any of TEAM’s lenders after the date hereof and prior to the Closing.

(b) Vsource Payment. Vsource shall pay TEAM a cash termination fee of $1,000,000 plus reasonable out of pocket expenses upon the earliest to occur of the following events: (i) the termination of this Agreement by TEAM or Vsource pursuant to Section 7.1(e), or (ii) the termination of this Agreement by TEAM pursuant to Section 7.1(d) as a result of the failure of Vsource to receive the required approval by the stockholders of Vsource at the Vsource Stockholders’ Meeting if (in the case of Section (ii)), (x) prior to such termination there shall have been announced, proposed or commenced an Alternative Transaction (as defined below) with respect to Vsource, and (y) within 12 months following such termination Vsource shall have executed an agreement to engage in an Alternative Transaction. The fees, if applicable, payable pursuant to this Section 7.3(b) shall be paid within ten business days after the first to occur of the events (inclusive of any applicable cure period) described in Section 7.3(b)(i) or (ii) above; provided, however, that in no event shall Vsource be required to pay any termination fee, if applicable, to TEAM, if (i) immediately prior to the termination of this Agreement, TEAM was in material breach of any of its material obligations set forth in Articles IV or V of this Agreement, or (ii) the TEAM Board shall have withdrawn or modified its recommendation of the TEAM Proposals in a manner materially adverse to Vsource or shall have publicly announced its intention to any of the foregoing.

(c) TEAM Payment. TEAM shall pay Vsource a cash termination fee of $1,000,000 plus reasonable out of pocket expenses upon the earliest to occur of the following events: (i) the termination of this Agreement by TEAM or Vsource pursuant to Section 7.1(f), or (ii) the termination of this Agreement by Vsource pursuant to Section 7.1(d) as a result of the failure of TEAM to receive the required approval by the stockholders of TEAM at the TEAM Stockholders’ Meeting if (in the case of Section (ii)), (x) prior to such termination there shall have been announced, proposed or commenced an Alternative Transaction (as defined below) with respect to TEAM, and (y) within 12 months following such termination TEAM shall have executed an agreement to engage in an Alternative Transaction, or (iii) the termination of this Agreement by Vsource pursuant to Section 7.1(b) for reasons that include the failure to satisfy the condition set forth in Section 6.2(e), or (iv) the termination of this Agreement by Vsource pursuant to Sections 7.1(j)(ii) or 7.1(j)(iv). The fees, if applicable, payable pursuant to this Section 7.3(c) shall be paid within ten business days after the first to occur of the events (inclusive of any applicable cure period) described in Section 7.3(c)(i) or (ii) above; provided, however, that in no event shall TEAM be required to pay any termination fee, if applicable, to Vsource, if (i) immediately prior to the termination of this Agreement, Vsource was in material breach of any of its material obligations set forth in Articles IV or V of this Agreement, or (ii) the Vsource Board shall have withdrawn or modified its recommendation of the Vsource Proposal in a manner materially adverse to TEAM or shall have publicly announced its intention to any of the foregoing.

(d) Out of Pocket Expenses Payment by TEAM. TEAM shall pay Vsource reasonable out of pocket expenses upon the earliest to occur of the following events: (i) the termination of this Agreement by Vsource pursuant to Section 7.1(d) for failure to satisfy the condition set forth in Section 6.1(b); or (ii) the termination of this Agreement by Vsource (A) pursuant to Sections 7.1(j) or 7.1(k), or (B) pursuant to Section 7.1(b) for failure to satisfy the conditions set forth in Sections 6.1(d), 6.2(d), 6.2(f) or 6.2(g); or (iii) the termination of this Agreement by either TEAM or Vsource pursuant to Section 7.1(i); or (iv) the termination of this Agreement by Vsource pursuant to Section 7.1(g) with respect to a breach by TEAM of the representations and warranties contained in Sections 3.5, 3.6, 3.10, 3.11, or 3.16. The fees, if applicable, payable pursuant to this Section 7.3(d) shall be paid within ten business days after the first to occur of the events described in Section 7.3(d)(i) or (ii) above; provided, however, that in no event shall TEAM be required to pay any out of pocket expenses, if applicable, to Vsource, if (i) immediately prior to the termination of this Agreement, Vsource was in material breach of any of its material obligations set forth in Articles IV or V of this Agreement, or (ii) the Vsource Board shall have withdrawn or modified its recommendation of the Vsource Proposal in a manner materially adverse to TEAM or shall have publicly announced its intention to any of the foregoing.

(e) Out of Pocket Expenses Payment by Vsource. Vsource shall pay TEAM reasonable out of pocket expenses upon the termination of this Agreement by TEAM pursuant to Section 7.1(d) for failure to satisfy the condition set forth in Section 6.1(a). The fees, if applicable, payable pursuant to this Section 7.3(e) shall be paid within ten business days after the occurrence of the event described above; provided, however, that in no event shall Vsource be required to pay any out of pocket expenses, if applicable, to TEAM, if (i) immediately prior to the termination of this Agreement, TEAM was in material breach of any of its material obligations set forth in Articles IV or V of this Agreement, or (ii) the TEAM Board shall have withdrawn or modified its recommendation of the TEAM Proposals in a manner materially adverse to Vsource or shall have publicly announced its intention to any of the foregoing.

(f) Alternative Transaction. For the purposes of this Agreement, “Alternative Transaction” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Vsource, TEAM or its respective affiliates, as the case may be, pursuant to which the stockholders of Vsource, TEAM or its respective affiliates immediately preceding such transaction hold less than 40% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Vsource, TEAM or its subsidiaries of assets (in a transaction or series of transactions) representing in excess of 40% of the aggregate fair market value of Vsource’s, TEAM’s or its respective affiliate’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Vsource, TEAM or its respective affiliates), directly or indirectly, of beneficial ownership (or a right to acquire beneficial ownership) of shares representing in excess of 40% of the voting power of the then-outstanding shares of capital stock of Vsource or TEAM.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of TEAM and Vsource; provided, after any such approval, no amendment shall be made that by law or in accordance with the rules of any relevant stock exchange or the NASD requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of TEAM, Merger Sub and Vsource. The agreement of TEAM to any amendment shall be deemed to be the agreement of Merger Sub to such amendment.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that TEAM may not extend for the benefit of Merger Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of TEAM to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of Vsource, TEAM and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. Subject to the foregoing, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to TEAM or Merger Sub, to;

TEAM America, Inc.

100 E. Campus View Blvd., Suite 170

Columbus, Ohio 43235

Attn: General Counsel

Fax: (866) 789-8962

with a copy to:

Michael E. Kernan

McGuireWoods LLP

77 West Wacker Drive, Suite 4400

Chicago, Illinois 60601

Fax: (312) 849-8223

(b)	if to Vsource, to;

Vsource, Inc.

16875 West Bernardo Drive, Suite 250

San Diego, California 92127

Attn: General Counsel

Fax: (858) 618-5904

with a copy to:

Brooks Gruemmer

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606

Fax: (312) 984-7700

8.3 Interpretation; Certain Defined Terms.

(a) When a reference is made in this Agreement to Exhibits, such references shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the word “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of an entity,” such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, other than Sections 2.12, 3.12 and 5.13, the term “affiliates” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first-mentioned person.

(c) For purposes of this Agreement, the term “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, obligation or undertaking of any nature.

(d) For purposes of this Agreement, “Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(e) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers or directors of such party has actual knowledge of such matter, after reasonable inquiry of such matter. Any such person will be deemed to have actual knowledge of a matter if (i) such matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession within the past year, including personal files of such individual, (ii) such matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or in such knowledge could be obtained from reasonable inquiry of the individuals who directly report to the disclosure officers or any individuals employed by such party charged with senior administrative or operational responsibility for such matters for such party.

(f) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to (1) the business, assets (including intangible assets), capitalization, regulatory environment, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, or (2) the ability of the parties hereto to consummate the Merger with the time frame the Merger would otherwise be consummated in the absence of such change, event, violation, inaccuracy, circumstance or effect, except to the extent that any such change, event, violation, inaccuracy, circumstances or effect set forth in (l) or (2) above, directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (ii) changes in the trading prices for such entity capital stock.

(g) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, firm or other enterprise, association, organization, entity or Governmental Entity

(h) For purposes of this Agreement, “subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Vsource Disclosure Letter and the TEAM Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the closing and shall survive any termination of this Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11.

8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application or such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

8.11 Waiver of Jury Trial. TEAM, Vsource and Merger Sub hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this agreement or the actions of TEAM, Vsource, or Merger Sub in the negotiation, administration, performance and enforcement hereof.

***** Signature page follows *****

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized respective officers as of the date first written above.

TEAM America, Inc., an Ohio corporation

/s/ S. CASH NICKERSON
By: Its:	S. Cash Nickerson Chief Executive Officer

Beaker Acquisition Co., Inc., a Delaware corporation

/s/ JAY R. STRAUSS
By: Its:	Jay R. Strauss Secretary

Vsource, Inc., a Delaware corporation

/s/ DENNIS M. SMITH
By: Its:	Dennis M. Smith Vice Chairman and Chief Financial Officer

EXHIBIT A

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.

AND VSOURCE, INC.

FORM OF VSOURCE STOCKHOLDER VOTING AGREEMENT

Vsource Stockholder Voting Agreement

This Voting Agreement, effective as of June             , 2003, (this “Agreement”), is entered into by and among TEAM America, Inc., an Ohio corporation (“TEAM”), Vsource, Inc., a Delaware corporation (the “Company”), and the stockholder of the Company whose signature appears on the signature page hereof (“Company Stockholder”).

RECITALS

WHEREAS, TEAM, Beaker Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into a Merger Agreement, of even date herewith (together with any amendments thereto that do not materially adversely affect the Company Stockholder, the “Merger Agreement”); and

WHEREAS, as a condition and inducement to TEAM and Merger Sub entering into the Merger Agreement and incurring the obligations set forth therein, Company Stockholder has agreed to vote and to cause to be voted all shares of Vsource Capital Stock now owned or hereafter acquired by Company Stockholder, for and in favor of the merger of the Company with and into Merger Sub contemplated by the Merger Agreement (the “Merger”), and has agreed to the other terms and provisions contained herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. DEFINITIONS. Each term used herein with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term in the Merger Agreement. The following terms shall have the respective meanings set forth below:

(a) “Disposition” shall mean any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of Vsource Capital Stock, including the right to vote, and the right to possession of Vsource Capital Stock as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration.

(b) “Term” shall mean the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

2. VOTING OF VSOURCE CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Vsource Capital Stock, however called, or in connection with any written consent of the holders of Vsource Capital Stock, Company

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Stockholder will appear at the meeting or otherwise cause the shares of Vsource Capital Stock now owned or hereafter acquired by Company Stockholder (the “Company Shares”) to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Company Shares (a) in favor of the adoption of the Merger Agreement and the approval of all actions contemplated by the Merger Agreement and this Agreement, including all of the Vsource Proposals, and any actions required in furtherance thereof and hereof, (b) against any Acquisition Proposal and against any action or agreement that would impair the ability of the Company to consummate the Merger, (c) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (d) against any action involving the Company or its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement. Company Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

Solely with respect to the matters described in this Section, for so long as this Agreement has not been terminated pursuant to its terms, Company Stockholder hereby irrevocably appoints TEAM as his, her or its proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all Company Shares solely on the matters described in this Section, and in accordance therewith. Company Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement.

3. CONDITIONS TO OBLIGATIONS OF COMPANY STOCKHOLDER. The obligations of Company Stockholder as set forth in Section 2 above shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Company Stockholder, in writing, exclusively by Company Stockholder:

(a) The TEAM Recap Agreement shall have been entered into by and among TEAM and certain of its shareholders substantially in accordance with the terms of the TEAM MOU.

(b) TEAM shall have entered into the Financing Agreements with its lenders substantially in accordance with the terms of the Bank Term Sheet.

4. RESTRICTION ON DISPOSITION OF VSOURCE CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not make, offer to make, agree to make, or suffer any Disposition of his, her or its Company Shares or any interest therein. The restrictions contained in this Section 4 shall not apply to (a) a Disposition under Company Stockholder’s will or pursuant to the laws of descent and distribution, or (b) a gift by Company Stockholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s) so long as, in each case, the transferee(s) deliver to TEAM and Merger Sub an executed written instrument agreeing to be bound by the term of this Agreement as if such transferee(s) were Company Stockholder.

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5. RESTRICTION PROXIES AND NON-INTERFERENCE. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not (i) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (ii) deposit his, her or its Company Shares into a voting trust or enter into a voting agreement with respect to such Company Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (iii) take any action that would make any representation or warranty of Company Stockholder contained herein untrue or incorrect or would result in a breach by Company Stockholder of its obligations under this Agreement. Company Stockholder further agrees not to enter into any agreement or understanding with any person, the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

6. COVENANTS, REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER. Company Stockholder hereby represents and warrants to, and agrees with, TEAM and Merger Sub as follows:

(a) OWNERSHIP OF SHARES. Company Stockholder is the sole record and beneficial owner of that number of shares of Vsource Capital Stock set forth next to Company Stockholder’s name on SCHEDULE I attached hereto (other than to the extent that (i) shares held by an entity may be deemed to be beneficially owned by certain persons in control of such entity and (ii) all or a portion of Company Stockholder’s shares may be held by a broker in street name). On the date hereof, such Company Shares constitute all of the shares of Vsource Capital Stock owned of record or beneficially by Company Stockholder and all of the shares of Vsource Capital Stock that the Company Stockholder has the right to vote, either directly or indirectly. Company Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) AUTHORIZATION. Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority (corporate or otherwise) and full legal right to execute and deliver this Agreement and perform its obligations hereunder. Company Stockholder (if a natural person) has the requisite legal capacity and competency, and the full legal right to execute and deliver this Agreement and perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by Company Stockholder and constitutes a valid and binding agreement enforceable against Company Stockholder in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) NO CONFLICTS. Except for filings, authorizations, consents and approvals as may be required under the Securities Act and the Exchange Act, (i) no filing

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with, and no permit, authorization, consent or approval of, any state or federal governmental authority, or any other person, is necessary for the execution of this Agreement by Company Stockholder and the consummation by Company Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Company Stockholder, the consummation by Company Stockholder of the transactions contemplated hereby or compliance by Company Stockholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational documents of Company Stockholder (if not a natural person), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Company Stockholder is a party or by which Company Stockholder or any of his, her or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, role or regulation applicable to Company Stockholder or any of his, her or its properties or assets.

(d) NO ENCUMBRANCES. Company Stockholder owns his, her or its Company Shares free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for (i) any such matters arising hereunder and (ii) bona fide pledges of such shares as security for obligations owed to the Company; provided, however, in the event that the Company acquires any interest in all or any of such shares, including, without limitation, legal or beneficial ownership thereof or any voting rights with respect thereto, whether through foreclosure or otherwise, the Company hereby agrees to be bound by the terms of this Agreement with respect to such shares as if it were the Company Stockholder.

(e) RELIANCE BY VSOURCE, TEAM AND MERGER SUB. Company Stockholder understands and acknowledges that Vsource, TEAM and Merger Sub are entering into the Merger Agreement in reliance upon Company Stockholder’s execution and delivery of, and compliance with, this Agreement.

(f) STOCKHOLDER CAPACITY. If Company Stockholder is or becomes during the Term a director of the Company, Company Stockholder makes any agreement or understanding herein in his or her capacity as a stockholder of the Company and not as a director.

(g) QUALIFYING SALE. If Company Stockholder is a holder of the Company’s Series 4-A Convertible Preferred Stock, Company Stockholder acknowledges and agrees that the Merger shall be deemed to be a “Qualifying Sale,” as that term is defined and used in the Certificate of Designation applicable to the Series 4-A Stock (the “Series 4-A Certificate”) and the related warrants and other agreements (the “Series 4-A Documents”), and that, therefore, the related Stockholder’s Agreement and all other rights and obligations under the terms of the Series 4-A Documents that are intended to terminate upon the occurrence of a Qualifying Sale on a Liquidity Date (as that term is defined and used in the Series 4-A Certificate) shall be terminated at the Effective Time.

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7. TERMINATION. This Agreement will terminate upon the earlier of (a) the Effective Time of the Merger, or (b) the termination of the Merger Agreement in accordance with its terms.

8. MISCELLANEOUS.

(a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) CERTAIN EVENTS. Company Stockholder agrees that this Agreement and the obligations hereunder shall attach to his, her or its Company Shares and shall be binding upon any person to which legal or beneficial ownership of such Company Shares shall pass, whether by operation of law or otherwise, including, without limitation, Company Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

(c) CHANGE IN VSOURCE CAPITAL STOCK. In the event of a stock dividend or distribution, or any change in the Vsource Capital Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged.

(d) ACQUISITION OF ADDITIONAL COMPANY SHARES. Company Stockholder agrees to promptly notify TEAM and Vsource of the number of shares of Vsource Capital Stock acquired by Company Stockholder, if any, after the date of this Agreement.

(e) WAIVER OF APPRAISAL RIGHTS. Company Stockholder hereby waives, releases and discharges any rights of appraisal or rights to dissent from the Merger that Company Stockholder may have.

(f) ASSIGNMENTS; RIGHTS OF ASSIGNEES; THIRD PARTY BENEFICIARIES. This Agreement shall not be assignable by Company Stockholder without the prior written consent of TEAM and Vsource. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(g) SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the

6

difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

(h) WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

(i) SECTION HEADINGS. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

(j) CHOICE OF LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in Cook County, Illinois, (ii) agrees that any action or proceeding shall be brought exclusively in such court, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any panics hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

(k) NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

If to TEAM or Merger Sub, to:

TEAM America, Inc.

100 East Campus View Blvd., Suite 170

Columbus, Ohio 43235

Attn: General Counsel

Fax: (866) 789-8962

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With a copy to:

Michael E. Kernan

McGuireWoods LLP

77 West Wacker Drive

Suite 4400

Chicago, Illinois 60601

Fax: (312) 849-8223

If to Company Stockholder:

At his, her or its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

If to Vsource:

Vsource, Inc.

16875 West Bernado Drive, Suite 250

San Diego, California 92127

Attn: General Counsel

Fax: (858) 618-5904

With a copy to:

Brooks Gruemmer

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606

Fax: (312) 984-7700

(l) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

(m) SEVERABILITY OF PROVISIONS. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

9. EFFECTIVENESS. This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

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TEAM AMERICA, INC.

By:
Its:

VSOURCE, INC.

By:
Its:

[Company Stockholder]

By:
Its:
Address:

9

SCHEDULE I

Holdings of Shares

Shareholder	Holdings

10

Schedule A-1

Certain Vsource Stockholders

1.	Capital International Asia CDPQ, Inc.

2.	Quilvest Asian Equity Ltd.

3.	Mercantile Capital Partners I, LP

4.	BAPEF Investments XII Ltd.

5.	John G. Cantillon

6.	Phillip E. Kelly

7.	Dennis M. Smith

8.	Asia Internet Investment Group I, LIC (AIIG)

EXHIBIT B

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

FORM OF TEAM STOCKHOLDER VOTING AGREEMENT

TEAM Stockholder Voting Agreement

This Voting Agreement, effective as of June         , 2003, (this “Agreement”), is entered into by and among Vsource, Inc., a Delaware corporation (“Vsource”), TEAM America, Inc., an Ohio corporation (“TEAM” or the “Company”), and the stockholder of the Company whose signature appears on the signature page hereof (“Company Stockholder”).

RECITALS

WHEREAS, Vsource, Beaker Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into a Merger Agreement, of even date herewith (together with any amendments thereto that do not materially adversely affect the Company Stockholder, the “Merger Agreement”); and

WHEREAS, as a condition and inducement to Vsource entering into the Merger Agreement and incurring the obligations set forth therein, Company Stockholder has agreed to vote and to cause to be voted all shares of TEAM capital stock (“TEAM Capital Stock”) now owned or hereafter acquired by Company Stockholder, for and in favor of the merger of the Company with and into Merger Sub contemplated by the Merger Agreement (the “Merger”), and has agreed to the other terms and provisions contained herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. DEFINITIONS. Each term used herein with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term in the Merger Agreement. The following terms shall have the respective meanings set forth below:

(a) “Disposition” shall mean any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of TEAM Capital Stock, including the right to vote, and the right to possession of TEAM Capital Stock as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration.

(b) “Term” shall mean the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

2. VOTING OF TEAM CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of TEAM Capital Stock, however called, or in connection with any written consent of the holders of Company Common Stock, Company Stockholder will appear at the meeting or otherwise cause the shares of TEAM Capital Stock now owned or hereafter acquired by Company Stockholder (the “Company Shares”) to be counted as present

2

thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Company Shares (a) in favor of the adoption of the Merger Agreement and the approval of all actions contemplated by the Merger Agreement and this Agreement, including all of the TEAM Proposals, and any actions required in furtherance thereof and hereof, (b) against any Acquisition Proposal and against any action or agreement that would impair the ability of the Company to consummate the Merger, (c) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (d) against any action involving the Company or its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement. Company Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

Solely with respect to the matters described in this Section, for so long as this Agreement has not been terminated pursuant to its terms, Company Stockholder hereby irrevocably appoints Vsource as his, her or its proxy (which proxy is irrevocable and which appointment is coupled with an interest) to vote all Company Shares solely on the matters described in this Section, and in accordance therewith. Company Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement.

3. CONDITIONS TO OBLIGATIONS OF COMPANY STOCKHOLDER. The obligations of Company Stockholder as set forth in Section 2 above shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Company Stockholder, in writing, exclusively by Company Stockholder:

(a) The Company shall have entered into the Financing Agreements with its lenders substantially in accordance with the terms of the Bank Term Sheet.

4. RESTRICTION ON DISPOSITION OF TEAM CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not make, offer to make, agree to make, or suffer any Disposition of his, her or its Company Shares or any interest therein. The restrictions contained in this Section 4 shall not apply to (a) a Disposition under Company Stockholder’s will or pursuant to the laws of descent and distribution, or (b) a gift by Company Stockholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s) so long as, in each case, the transferee(s) deliver to Vsource an executed written instrument agreeing to be bound by the term of this Agreement as if such transferee(s) were Company Stockholder.

5. RESTRICTION PROXIES AND NON-INTERFERENCE. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not (i) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (ii) deposit his, her or its Company Shares into a voting trust or enter into a voting agreement with respect to such Company Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (iii) take any action that would make any representation or warranty of Company Stockholder contained herein untrue or incorrect or would result in a breach by Company Stockholder of its obligations under

3

this Agreement. Company Stockholder further agrees not to enter into any agreement or understanding with any person, the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

6. COVENANTS, REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER. Company Stockholder hereby represents and warrants to, and agrees with, Vsource as follows:

(a) OWNERSHIP OF SHARES. Company Stockholder is the sole record or beneficial owner of that number of shares of TEAM Capital Stock set forth next to Company Stockholder’s name on SCHEDULE I attached hereto (other than to the extent that (i) shares held by an entity may be deemed to be beneficially owned by certain persons in control of such entity and (ii) all or a portion of Company Stockholder’s shares may be held by a broker in street name). On the date hereof, such Company Shares constitute all of the shares of TEAM Capital Stock owned of record or beneficially by Company Stockholder and all of the shares of TEAM Capital Stock that Company Stockholders has the right to vote, either directly or indirectly. Except as described on SCHEDULE I, Company Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) AUTHORIZATION. Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority (corporate or otherwise) and full legal right to execute and deliver this Agreement and perform its obligations hereunder. Company Stockholder (if a natural person) has the requisite legal capacity and competency, and the full legal right to execute and deliver this Agreement and perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by Company Stockholder and constitutes a valid and binding agreement enforceable against Company Stockholder in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) NO CONFLICTS. Except for filings, authorizations, consents and approvals as may be required under the Securities Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal governmental authority, or any other person, is necessary for the execution of this Agreement by Company Stockholder and the consummation by Company Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Company Stockholder, the consummation by Company Stockholder of the transactions contemplated hereby or compliance by Company Stockholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational

4

documents of Company Stockholder (if not a natural person), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Company Stockholder is a party or by which Company Stockholder or any of his, her or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, role or regulation applicable to Company Stockholder or any of his, her or its properties or assets.

(d) NO ENCUMBRANCES. Company Stockholder owns his, her or its Company Shares free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for (i) any such matters arising hereunder, (ii) bona fide pledges of such shares as described on SCHEDULE I attached hereto and (iii) bona fide pledges of such shares as security for obligations owed to the Company; provided, however, in the event that the Company acquires any interest in all or any of such shares, including, without limitation, legal or beneficial ownership thereof or any voting rights with respect thereto, whether through foreclosure or otherwise, the Company hereby agrees to be bound by the terms of this Agreement with respect to such shares as if it were the Company Stockholder.

(e) RELIANCE BY VSOURCE, COMPANY AND MERGER SUB. Company Stockholder understands and acknowledges that Vsource, the Company and Merger Sub are entering into the Merger Agreement in reliance upon Company Stockholder’s execution and delivery of, and compliance with, this Agreement.

(f) STOCKHOLDER CAPACITY. If Company Stockholder is or becomes during the Term a director of the Company, Company Stockholder makes any agreement or understanding herein in his or her capacity as a stockholder of the Company and not as a director.

7. TERMINATION. This Agreement will terminate upon the earlier of (a) the Effective Time of the Merger, or (b) the termination of the Merger Agreement in accordance with its terms.

8. MISCELLANEOUS.

(a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) CERTAIN EVENTS. Company Stockholder agrees that this Agreement and the obligations hereunder shall attach to his, her or its Company Shares and shall be binding upon any person to which legal or beneficial ownership of such Company Shares shall pass, whether by operation of law or otherwise, including, without limitation,

5

Company Stockholder’s heirs, guardians, administrators or successors. Notwithstanding any such transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

(c) CHANGE IN TEAM CAPITAL STOCK. In the event of a stock dividend or distribution, or any change in the TEAM Capital Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Company Shares” shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged.

(d) ACQUISITION OF ADDITIONAL COMPANY SHARES. Company Stockholder agrees to promptly notify the Company and Vsource of the number of shares of TEAM Capital Stock acquired by Company Stockholder, if any, after the date of this Agreement.

(e) WAIVER OF APPRAISAL RIGHTS. Company Stockholder hereby waives, releases and discharges any rights of appraisal or rights to dissent from the Merger, the TEAM Recapitalization, the reincorporation of the Company into Delaware, or any other transaction contemplated by the Merger Agreement that Company Stockholder may have.

(f) ASSIGNMENTS; RIGHTS OF ASSIGNEES; THIRD PARTY BENEFICIARIES. This Agreement shall not be assignable by Company Stockholder without the prior written consent of the Company and Vsource. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(g) SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

(h) WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute waiver of any other provisions (whether or

6

not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

(i) SECTION HEADINGS. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement of any provisions thereof.

(j) CHOICE OF LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Ohio (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in Cook County, Illinois, (ii) agrees that any action or proceeding shall be brought exclusively in such court, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any panics hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

(k) NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

If to the Company or Merger Sub, to:

TEAM America, Inc.

100 E. Campus View Blvd., Suite 170

Columbus, Ohio 43235

Attn: General Counsel

Fax: (866) 789-8962

With a copy to:

Michael E. Kernan

McGuireWoods LLP

77 West Wacker Drive

Suite 4400

Chicago, Illinois 60601

Fax: (312) 849-8223

If to Company Stockholder:

7

At his, her or its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

If to Vsource:

Vsource, Inc.

16875 West Bernardo Drive, Suite 250

San Diego, California 92127

Attn: General Counsel

Fax: (858) 618-5904

With a copy to:

Brooks Gruemmer

McDermott, Will & Emery

227 West Monroe Street

Chicago, Illinois 60606

Fax: (312) 984-7700

(l) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

(m) SEVERABILITY OF PROVISIONS. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

9. EFFECTIVENESS. This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

[signatures follow on next page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

TEAM AMERICA, INC.

By:
Its:

VSOURCE, INC.

By:
Its:

[Company Stockholder]

By:
Its:
Address:

9

SCHEDULE I

Holdings of Shares

Shareholder	Holdings

10

Schedule B-1

Certain TEAM Stockholders

1.	Stonehenge Opportunity Fund, LLC

2.	CapitalWorks

3.	S. Cash Nickerson

4.	Jay R. Strauss

5.	David Holbrooke

6.	Kevin T. Costello

7.	Professional Staff Management, Inc.

8.	James C. Tharin

9.	The Provident Financial Group, Inc.

10.	Graham Sampson

EXHIBIT C

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

TEAM MEMORANDUM OF UNDERSTANDING

AMENDMENT TO MEMORANDUM OF UNDERSTANDING

This AMENDMENT TO MEMORANDUM OF UNDERSTANDING (this “Amendment”), dated as of June             , 2003, by and among TEAM America, Inc., an Ohio corporation (“Team”), Stonehenge Opportunity Fund, LLC, a Delaware limited liability company (“SOF”), Provident Financial Group, Inc., an Ohio corporation (“PFG”), and Professional Staff Management, Inc., a Utah corporation (“PSMI”), amends that certain Memorandum of Understanding, dated as of March 27, 2003 (the “MOU”), and executed by Team, SOF, PFG and PSMI. Capitalized terms contained in this Amendment and not otherwise defined herein shall have the same meaning as in the MOU.

RECITALS

(a)	Team has executed a Merger Agreement (the “Merger Agreement”), dated as of the date hereof, by and among Team, Vsource, Inc., a Delaware corporation (“Vsource”), and a wholly-owned subsidiary of Team (the “Merger Sub”). On the terms and subject to the conditions set forth in the Merger Agreement, (i) Team is to reincorporate in Delaware by forming a new wholly-owned subsidiary Delaware corporation (“Team Newco”) and merging Team into Team Newco, with Team Newco being the surviving corporation (the “Reincorporation Transaction”), and then (ii) the Merger Sub is to merge with and into Vsource, with Vsource being the surviving entity as a wholly-owned subsidiary of Team Newco, and the holders of the capital stock of Vsource are to receive capital stock of Team Newco, in a reverse triangular merger structure (the “Merger”). The Reincorporation Transaction and the ensuing Merger are expected to close

2

on or before October 31, 2003 (such closing referred to herein as the “Merger Closing”).

(b)	The Restructuring of Team’s Senior Credit Agreement closed on March 28, 2003. At the Merger Closing, it is expected that there will be a further restructuring of the Senior Credit Agreement consistent with the term sheet attached hereto as Exhibit A (the “Further Credit Restructuring”).

(c)	In light of the foregoing, the Preferred Holders and Team now desire to amend the MOU as set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledge, the parties agree in this Amendment as follows:

1.	The first sentence of Paragraph 1.3 of the MOU is modified to provide that the interest rate on the Subdebt Note will be 150 basis points per annum over the rate set in the Further Credit Restructuring, compounded annually. In addition, the Subdebt Note shall be entitled to rights comparable to those set forth in Paragraph 2.6 of this Amendment. All other terms of said Paragraph 1.3 remain in effect.

2.	All references to “New Preferred Shares” in the MOU are amended to delete such references, and Paragraph 2 of the MOU is deleted and replaced in its entirety with the following:

“2.

At the Recap Closing, each of the Preferred Holders agrees to surrender its shares of Class A Preferred and its Old Warrants, including all rights and powers related thereto, in exchange for both (i) the

3

consideration referred to in Section 3 hereof and (ii) a New Subordinated Note (each an “NSN”) having the following terms:

2.1	The original principal amount of the NSN received by SOF will be $1,818,000.00. The original principal amount of the NSN received by PFG will be $227,375.00. The original principal amount of the NSN received by PSMI will be $454,625.00.

2.2	Each NSN will accrue interest commencing at the Recap Closing at an annual rate of 150 basis points over the rate set in the Further Credit Restructuring. The interest shall accrue at the applicable rate but shall not be paid in cash to the holders of the NSNs until all of the Senior Obligations and all of the obligations under the Subdebt Note are paid in full, or the holders of such Senior Obligations and the Subdebt Note agree otherwise.

2.3	The NSNs will be subordinate to the same extent as provided in Section 1.1 of the MOU and, in addition, will be subordinate to the Subdebt Note.

2.4	Each NSN will have a maturity date of July 1, 2006, at which time all principal, accrued interest and other amounts due thereunder will become due and payable.

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2.5	Among other provisions protective of the payees of the NSNs, the NSNs (and/or the other Definitive Documents) will contain language providing for the following: (i) cognovit/confession of judgment; (ii) waiver of the right to a jury trial; and (iii) cross-default with the Subdebt Note.

2.6

Until the NSNs and the Subdebt are paid in full, the holder or holders of a majority of the aggregate outstanding principal amount of the NSNs and Subdebt Note will be allowed to object to any increase, and prevent Team from taking any action, that would increase the principal amount of senior debt (i.e., any indebtedness senior in priority or right of payment to the Subdebt Note or the NSNs) (the “Senior Debt”) to an aggregate principal amount which, when combined with the outstanding principal amount of the NSNs and Subdebt Note, would be greater than $15,000,000 (such amount referred to as the “Threshold Amount”). If Team proposes to take any action that would increase the total Senior Debt after the proposed increase to equal or exceed the Threshold Amount, then Team shall immediately notify in writing the then

5

outstanding holders of the NSNs and Subdebt of the proposed increase in Senior Debt (the “Proposal Notice”). The holders of not less than a majority of the aggregate outstanding principal amount of the NSNs and Subdebt Note must object in a writing delivered to Team to such proposed increase in Senior Debt within ten (10) business days of receiving the Proposal Notice (the “Objection”). If Team does not timely receive the Objection, then the outstanding holders of the NSNs and Subdebt will be deemed to have approved such proposed increase in Senior Debt.

3.	The second sentence of Paragraph 3 of the MOU is deleted in its entirety and the following language is inserted in lieu thereof:

“At the Recap Closing, each of the Preferred Holders, as additional consideration for the surrender of its Old Warrants, will receive the following common shares of Team: SOF will receive 606,857 common shares, PFG will receive 75,899 common shares, and PSMI will receive 151,756 common shares (collectively, the “Additional New Common Shares”). In the event that Team undergoes an issuance or offering of shares of its Common Stock after the Merger Closing (a “Subsequent Common Stock Offering”) pursuant to which any members of management or

6

stockholders beneficially owning 5% of more of the then outstanding Common Stock are given the opportunity to sell some or all of his, her or its shares of Common Stock in connection with such Subsequent Common Stock Offering, then each of SOF, PFG and PSMI, to the extent SOF, PFG or PSMI, as applicable, still beneficially owns its New Common Shares and Additional New Common Shares, shall be provided the same pro rata sale rights for its New Common Shares and Additional New Common Shares in such Subsequent Common Stock Offering on terms no less favorable to the recipients thereof than those of any other stockholder of Team participating in such Subsequent Common Stock Offering (the “Participation Rights”). The Participation Rights shall not be transferable. At the Recap Closing, the Registration Rights Agreement, dated as of December 28, 2000, among Team, SOF and PFG, shall be terminated.”

4.	References in the MOU to the New Warrants are amended to delete such references, and Paragraph 4 of the MOU is deleted in its entirety and the following is inserted in lieu thereof: “[Intentionally omitted.]”.

5.	The first sentence of Paragraph 5 of the MOU is amended to delete the following language: “and O.R.C. Chapter 1704”. All other terms of said Paragraph 5 remain in effect.

6.	Paragraph 6 of the MOU is deleted in its entirety and the following is inserted in lieu thereof: “[Intentionally omitted.]”. The Board of

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Directors of Team following the Merger will be as provided for in the Merger Agreement.

7.	Section (c) of Paragraph 11 of the MOU is deleted and the following is inserted in lieu thereof: “(c) the failure of the Closing Conditions, as defined below, to be met on or before October 31, 2003”. All other terms of said Paragraph 11 remain in effect.

8.	The words “the terms of the New Preferred Shares and the New Warrants” in the first sentence of Paragraph 12 of the MOU are deleted and the following is inserted in lieu thereof: “the NSNs”.

9.	The second sentence of Paragraph 12 of the MOU is deleted in its entirety and the following is inserted in lieu thereof:

“Upon the execution and delivery of this MOU by the parties hereto, counsel for Team shall commence drafting the Definitive Documents, subject to review and approval by counsel for SOF.”

10.	The fourth sentence of Paragraph 12 of the MOU is deleted in its entirety and the following is inserted in lieu thereof:

“Without limiting the generality of the foregoing, the Closing Conditions will include the taking of the actions of the directors and shareholders of Team as referred to herein, a requirement that the Merger Closing occur immediately subsequent to the Recap Closing, the contemporaneous or prior closing of the Further Credit Restructuring and the delivery to SOF, PFG and PSMI of a

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legal opinion addressed to them in form and substance reasonably satisfactory to SOF rendered by outside Ohio legal counsel to Team reasonably satisfactory to SOF, dated the date of the Recap Closing, to the following effects: (i) the Definitive Agreements have been duly authorized, executed and delivered by Team and are enforceable against Team (subject to bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and general principles of equity), without conflict with Team’s governing documents, other material agreements or applicable law; (ii) the New Common Shares and Additional New Common Shares issued in the Recapitalization are duly authorized and are validly issued and outstanding, fully paid and non-assessable; (iii) any amendments to Team’s Articles of Incorporation have been validly adopted, approved and effected; and (iv) such other matters of law as SOF may reasonably request.”

11.	Except as provided in this Amendment, the MOU remains in full force and effect. In the event that the Merger Closing does not occur by October 31, 2003, this Amendment shall be of no force and effect, except as to the modification to Paragraph 11 Section (c) of the MOU set forth above in Paragraph 7.

12.	Each party hereto represents and warrants that it has the requisite authority to enter into this Amendment, and that this Amendment is binding upon

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and enforceable against such party. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio, without regard to conflicts of law principles.

13.	Team represents, warrants and covenants that, following the Reincorporation Transaction, all obligations of Team hereunder shall be, and shall be deemed for all purposes to be, obligations of Team Newco.

14.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

15.	Any controversy or claim arising out of or relating to this Amendment shall be settled in accordance with Paragraph 17 of the MOU.

***** signature page follows *****

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IN WITNESS WHEREOF, this Amendment is duly executed by the parties as of the date first written above.

TEAM AMERICA, INC.

By:
Name:
Title:

STONEHENGE OPPORTUNITY FUND, LLC

By:
Name:
Title:

PROVIDENT FINANCIAL GROUP, INC.

By:
Name:
Title:

PROFESSIONAL STAFF MANAGEMENT, INC.

By:
Name:
Title:

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EXHIBIT D

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

BANK DOCUMENTS

TERM SHEET

From:	The Huntington National Bank

To:	Team America, Inc.

Date:	June 11, 2003

Re:	Team America Restructure

This term sheet (“Term Sheet”) describes the terms of the restructure of outstanding credit facilities between Team and Lender (the “Restructure”):

Effective Date:	The Restructure outlined below will become effective upon closing of the Merger (the “Closing”).

Borrowers:	Team America, Inc., an Ohio corporation (“Team”) and Vsource, Inc., a Delaware corporation (“Vsource”), which will be a 100% subsidiary by way of a reverse triangular merger (the “Merger”).

Guarantors:	All of the subsidiaries of Team and Vsource (“Guarantors”).

Lender:	The Huntington National Bank (“Huntington” or “Lender”).

Designee:	A party or parties (“Designee”) designated by Vsource to purchase concurrent with and not prior to the Closing of the Restructure (“Purchase Agreement”) The Provident Bank’s (“Provident”) pro rata share of the Term A and Term B loan facilities (“Subordinated Debt”) arising under the Third Amendment to Credit Agreement dated March 28, 2003 among Huntington, Provident and Team (“Third Amendment”). The identity of Designee and the form and content of the Purchase Agreement shall be subject to Huntington’s review and approval, which shall not be unreasonably withheld.

Facilities:	The facilities (“Facilities”) to be extended to Borrowers by Lender will be as follows:
(i) $4,077,078.79 senior term loan (the “Term Loan”). The Term Loan amount is intended to include all amounts due and owing to Lender pursuant to the terms of the Third Amendment and may be adjusted, if necessary, upon confirmation of such amount by Lender;

(ii) $411,300 standby letter of credit facility (the “First LC Facility”); and

(iii) $2,000,000 standby letter of credit facility, which is further described below (the “Second LC Facility”).

Second LC Facility	Lender and Team hereby acknowledge that the Second LC Facility is evidenced by a certain Standby Letter of Credit and Addendum thereto, each dated April 3, 2002, and documents related thereto (the “Letter of Credit Agreement”) pursuant to which Lender issued a Letter of Credit in favor of The Hartford Insurance Company in the amount of

$2,000,000 (the “Hartford Letter of Credit”). The Second LC Facility is secured by those certain Stock Pledge Agreements of Steven C. Nickerson, Jose Blanco, and Stonehenge Opportunity Fund, LLC. Except as provided in the next following sentence, nothing herein shall be construed to amend or modify the terms of the Second LC Facility.

Additionally, the parties hereby agree that the Second LC Facility (i) shall be further secured by any security agreements executed in favor of Lender in connection with the Restructure; and (ii) shall be senior to the Subordinated Debt.

Subordinated Debt:

To induce Lender to extend the Facilities to Borrowers, Designee shall agree to enter into a subordination agreement to provide for the subordination of (i) the Subordinated Debt to the Facilities; and (ii) all liens on the Collateral granted to Designee to the liens on the Collateral granted to Lender. The form and content of the subordination agreement shall be satisfactory to Lender in its absolute discretion and shall contain standard intercreditor and subordination provisions regarding payment and collection, provided, however, the duration of the standstill period shall be until all amounts owing to Huntington shall have been indefeasibly paid in full.

Designee will assign the rights to the Subordinated Debt to Lender which will remain in existence until all amounts payable to Lender under the Facilities and the Huntington Payment have been indefeasibly paid in full (the “Assignment”). The Assignment will be re-assigned by Lender to Designee (inclusive of principal and accrued interest amounts due under the Subordinated Debt) upon payment of all amounts due to Lender under the Facilities, provided, however, Lender shall have a priority right to receive payment in an amount equal to $500,000 (“Huntington Payment”).

Borrower shall not make any distribution of funds on any Subordinated Debt until such time as the Facilities have been indefeasibly paid in full and the transactions contemplated by this Term Sheet with respect to the Facilities shall have been irrevocably terminated; provided, however, Borrower may pay and Designee may receive regularly scheduled payments of interest at a rate not to exceed Prime plus one percent (1%) per annum on the $1,600,000 tranche of the Subordinated Debt so long as no event of default shall have occurred and be continuing.

Collateral:

At Closing, Borrowers will provide cash collateral as security in respect of the Facilities in an amount equal to $1,000,000, which may decline on a dollar for dollar basis, as the exposure to Lender under the Facilities reduces below $1,000,000.

Borrowers will provide a cash collateral deposit by June 18, 2003 in an amount equal to $100,000 (“Cash Deposit”) with Lender as further security for the monthly principal payments payable to Lender commencing on July 1, 2003.

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Lender will also have first priority liens on and security interests in all tangible and intangible real and personal property of Borrowers and Guarantors, including but not limited to, accounts receivable, inventory, equipment, customer lists, franchise rights, trademarks and contract rights, and all other tangible and intangible real and personal property of Borrowers and Guarantors now owned or hereafter acquired, as well as first priority liens on 100% of the common stock of all Guarantors and Vsource (the “Collateral”).

No other creditors will be permitted to have liens on or security interests in the Collateral for the Facilities, except for (i) usual and customary purchase money security interests; and (ii) cash collateral deposited with The Provident Bank as security for the Provident letter of credit facility in an amount equal to $508,000.

The Subordinated Debt shall be permitted to have a subordinated second lien on the Collateral. Borrowers and Guarantors may not provide additional collateral for the benefit of Designee without also providing such collateral for the benefit of Lender.

Purpose:	To refinance credit facilities now in place with Team.

Term Loan Interest Rate:	A variable rate equal to Huntington’s Prime Commercial Lending Rate (“Prime”) plus one percent (1%).

Warrants:

The Warrant Certificates (as defined in the Third Amendment) shall be issued to Lender no later than June 16, 2003.

Lender’s warrant shares shall be registered in conjunction with the first post-Merger registration by Borrowers.

Final Maturity:	The Term Loan shall mature forty-eight (48) months after the Closing.

Amortization:

Term Loan—Forty-eight (48) equal monthly payments of principal in the amount of $84,939.14 plus interest.

First LC Facility and Second LC Facility—in the event of a draw, amounts outstanding will be repaid in six equal quarterly payments beginning one quarter after the date of the draw. Notwithstanding the foregoing, all outstanding draws shall be paid in full no later than Final Maturity.

Guarantors:	All subsidiaries of Team and Vsource.

Lender Fees:	Facility fee of $150,000 (“Facility Fee”) payable on Closing to Lender. Previously contracted and fully earned cash management fee of $25,000 payable on Closing to Lender.

Expenses:	Borrowers shall reimburse Lender for all out-of-pocket costs and expenses incurred by it in connection with the financing transactions set

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forth herein, whether or not such transactions are consummated and on an on-going basis after consummation, including, without limitation, appraisal fees, consultant fees, legal fees, UCC and other lien search fees, filing fees, recording costs and other costs in connection with the perfection of liens and security interests.

Borrower shall also pay outstanding legal fees of Lender’s legal counsel in (i) an amount not less than $25,000 on or before June 20, 2003; and (ii) an aggregate amount of $55,000 on or before July 20, 2003.

Borrower shall pay the legal fees of Huntington’s legal counsel as they accrue weekly.

Representations
And Warranties:	Customary and appropriate representations and warranties shall be contained in the loan documents, including without limitation, due organization and authorization, enforceability, financial condition, no material adverse changes, clear title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens, full disclosure and the accuracy of all representations and warranties.

Covenants:

Those covenants contained in the Credit Agreement dated December 28, 2000, as amended by First, Second and Third Amendments thereto (the “Existing Agreement”), among Huntington, Provident and Team, except that the financial covenants set forth therein shall be adjusted as necessary in order to reflect the combined operations of Team and Vsource after giving effect to the Merger.

In addition, such other covenants which Lender determines to be necessary and appropriate, including without limitation a liquidity ratio, shall also be required.

Events of Default:	Customary and appropriate events of default (subject to customary and appropriate grace periods) shall be contained in the loan documents, including without limitation failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, and “changes of control.”

Closing Date:	On or before September 30, 2003.

Documentation:	All documentation shall be in a form and content satisfactory to Huntington and to Vsource and their respective legal counsel in their absolute discretion and shall contain standard conditions required in such documents, including, without limitation, the terms hereof. Borrowers and Guarantors shall duly execute and deliver such instruments, documents, certificates, opinions, assurances, and do such

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other acts and things as Lender may reasonably request, to effect the purpose of the transaction described herein.

Conditions
Precedent:

No Default or Event of Default (as defined therein) shall have occurred and be continuing under the Third Amendment.

As of the Closing Date, the Merger shall have been consummated (i) substantially in accordance with the merger agreement previously provided to, and approved by, Lender; and (ii) in full compliance with all applicable laws. No amendments to the merger agreement shall have occurred which materially affect Lender.

As of the Closing Date, Borrower and the other parties thereto shall have executed and consummated the Recapitalization Agreement contemplated by the Memorandum of Understanding dated March 27, 2003, among Parent, Stonehenge Opportunity Fund, LLC, Provident Financial Group, Inc. and Professional Staff Management, Inc.

Huntington has reviewed and approved the terms and conditions of the Terms for Sale of Loan Participation and Equity Interests Relating to Team America, Inc. dated June 11, 2003 between Provident and Team (“Provident Term Sheet”). The form and content of all definitive documentation executed in connection with the Provident Term Sheet (together with the Provident Term Sheet, the “Provident Documents”) shall be subject to Huntington’s review and approval, which shall not be unreasonably withheld. Once approved by Huntington, the Provident Documents shall not be amended without Huntington’s written consent.

As of the Closing Date, Borrowers shall have reimbursed Lender for all of its out-of-pocket expenses incurred through such date, including but not limited to legal fees and disbursements.

To the extent that Borrowers fail to timely make any payment of principal, interest, charges, costs or expenses that is or becomes due to Lender under the Existing Agreement or any documents related thereto, other than this Term Sheet, Lender shall forbear from exercising its rights and remedies arising solely as a result of any such failure to pay said amounts as and when due; provided, however, that the foregoing shall not constitute a waiver of, and shall not preclude the exercise of, any right, power or remedy granted to Bank (under the Existing Agreement or otherwise, or as provided by law) as a result of any other default or failure to comply in all respects with the terms of provisions of the Existing Agreement; and provided, further that in the event Borrowers fail to timely make any such payments, Lender shall assess a separate forbearance fee in an amount equal to $100,000 for each and every such missed or late payment (“Restructure Forbearance Fee”). Any amounts not paid as and when due and the total Restructure Forbearance Fee assessed shall be added to those amounts which are due and payable by Borrowers to Lender at Closing. Lender shall apply the amounts paid by Borrowers to Lender at Closing first to the payment of any such Restructure Forbearance Fee, then to the satisfaction of the

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missed payments, prior to satisfaction of any other amounts owing to Lender.

The foregoing provisions shall be set forth in a Fourth Amendment to Credit Agreement which shall be executed and delivered by Borrowers to Lender and Provident not later than June 18, 2003 which Fourth Amendment shall (i) specify that the Cash Deposit shall be the exclusive security of Lender, and (ii) amend Section 2.7(b)(i) of the Existing Agreement to provide that the Restructure Forbearance Fee shall be payable after payment of principal as provided in subsection 2.7(i)(c) thereof and prior to any payment to Borrowers as provided in subsection 2.7(i)(d) thereof.

Mutual Releases:	Borrowers and S. Cash Nickerson, on the one hand, and Lender, on the other will execute mutual releases of all claims arising prior to the date of this Term Sheet.

Other:	In the event that the post-Merger company obtains additional equity capital following Closing in an amount of at least $10 million, 20% of the proceeds from the new equity capital will be applied to reduce the Term Loan facility.

If the foregoing is acceptable to you, please indicate your acceptance of and agreement to the terms hereof by signing in the appropriate space below no later than close of business June 11, 2003 and returning to Huntington the enclosed duplicate originals of this Term Sheet.

The Huntington National Bank

By:	/s/ MICHAEL R. CROSS
Name: Michael R. Cross
Its: Senior Vice President

ACCEPTED THIS 11TH DAY OF JUNE, 2003

Team America, Inc.

By:	/s/ S. CASH NICKERSON
Name: S. Cash Nickerson
Its: Chairman and CEO

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June 12, 2003

Dennis M. Smith

Vice Chairman & Chief Financial Officer

Vsource, Inc.

16875 Bernardo Drive

Suite 250

San Diego, California 92127

Re: Commitment to Sell Participation in Loans to, and Equity Securities of, Team America, Inc.

Dear Mr. Smith:

You have requested that The Provident Bank (“Provident Bank”) provide Vsource, Inc. (the “Company”) with a commitment to sell to the Company its interest in the $6,000,000 Term A Loan and the $3,060,175.88 Term B Loan (collectively, the “Loans”) currently outstanding under the Credit Agreement dated as of December 28, 2000, as amended (the “Credit Agreement”), among Team America, Inc. and Mucho.com, Inc., as Borrowers, and Provident Bank, as Agent and a Lender, and The Huntington National Bank, as a Lender.

You have also requested that Provident Financial Group, Inc. (“PFGI”) simultaneously provide the Company with a commitment to sell to the Company all shares of Common Stock, Series A Preferred Stock and Warrants to purchase shares of Common Stock of Team America, Inc. held by PFGI and all right, title and interest of PFGI in and to that certain Memorandum of Understanding, as amended, more fully described in the Term Sheet referred to herein (collectively, the “Equity Securities”).

Provident Bank and PFGI are pleased to provide their respective commitments to sell to the Company (or its permitted assignee) all of Provident Bank’s interest in the Loans and PFGI’s interest in the Equity Securities (the “Transactions”) on the terms described in the terms attached to and made part hereof (the “Term Sheet”). The terms of the Transactions will be documented in such definitive agreements, instruments, certificates and documents as are customary for comparable transactions and such other terms which the Company, Provident Bank and PFGI agree upon in the exercise of commercially reasonable good faith negotiations (collectively, the “Transaction Documents”). The Transaction Documents shall supersede this letter.

Provident Bank and PFGI are willing to accept the Purchase Price (as defined in the Term Sheet) solely in connection with and in the context of the Transactions and such Purchase Price shall not be deemed to be an admission of value of the interests being sold or underlying collateral for any other purpose.

The obligations of Provident Bank and PFGI to consummate the Transactions are subject to the Company’s acceptance of this letter as provided below and compliance with all the other conditions of this letter and the Term Sheet. After receiving the Company’s acceptance, Provident Bank and PFGI shall cause their counsel to prepare the definitive Transaction Documents.

The Company (a) acknowledges that the consummation of the Transactions is a condition precedent to the closing of each of the MOU Amendment and the Merger Agreement, (b) agrees that, for purposes of the Stockholder Voting Agreement executed by PFGI in connection with the Merger Agreement, the Transactions constitute a permitted Disposition under such Stockholder Voting Agreement and PFGI’s vote can only be exercised in favor of a transaction which results in the consummation of the Transactions contemplated hereby, and (c) agrees that the effectiveness of PFGI’s signatures on the MOU Amendment and Stockholder Voting Agreement are expressly contingent upon this acceptance of this letter by the Company.

The Company hereby indemnifies and holds harmless Provident Bank, PFGI and each director, officer, employee, agent and affiliate thereof (each, an “Indemnified Person”), from and against any and all losses, claims, damages, expenses and liabilities incurred by any Indemnified Person that arise out of or relate to any investigation or other proceeding (including any threatened investigation or litigation or other proceedings and whether or not such Indemnified Person is a party thereto) relating to this letter, the Term Sheet or the Transactions contemplated hereby to the extent arising from the acts or omissions of the Company or its permitted assigns (other than the Company’s decision to terminate the Merger Agreement or not complete the Transactions), including without limitation the reasonable fees and disbursements of Provident Bank’s and PFGI’s inside and outside counsel, but excluding any of the foregoing claimed by any Indemnified Person to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person as determined by a final nonappealable judgment of a court. Neither Provident Bank nor PFGI shall be responsible or liable to the Company or any other person or entity, including but not limited to Team America, Inc. or its subsidiaries or their respective successors and assigns, for any damages, consequential or otherwise, which may be incurred or alleged as a result of this letter, the Term Sheet or any of the Transactions contemplated hereby. The Company’s obligations under this paragraph shall survive any termination of this letter except that upon the execution of the definitive Transaction Documents the terms of such Transaction Documents shall supersede these provisions.

This letter and the Term Sheet are delivered to the Company on the condition that Provident’s and PFGI’s identity be kept confidential and not to be shown to, or discussed with, any third party other than potential assignees of the Company’s rights and the parties referred to in the Term Sheet from whom consents and releases are required (the “Transaction Parties”), including any financial institution, other than (i) on a confidential or need-to-know basis with the Company’s and the Transaction Parties’ directors, officers, employees, counsel and other advisors, or (ii) as required by law, including but not limited to, securities laws applicable to the Company or any of the Transaction Parties; provided that any disclosure required by law shall be made only after notice to Provident Bank and PFGI and the exercise of reasonable efforts to minimize such disclosure to the maximum extent permitted by law. Provident Bank and PFGI

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acknowledge and agree that the Company is required to publicly file a copy of this letter, the Term Sheet and the Transaction Documents with the Securities and Exchange Commission.

This letter is for the Company’s benefit only and, except for the Company’s permitted assigns, no other person, including but not limited to the Transaction Parties, may obtain any rights under this letter or be entitled to rely or claim reliance on this letter’s terms and conditions. This letter may be assigned by the Company to a party or parties approved in writing by The Huntington Bank; provided that such assignment shall not affect or release any liability of Vsource, Inc. under this letter.

The Company will reimburse Provident Bank and PFGI for all the fees and expenses of Provident Bank’s and PFGI’s outside counsel incurred in representing Provident Bank and PFGI in the Transactions, such fees to be based upon, among other things, the hourly rates customarily charged by the attorneys and paralegals performing services for Provident Bank and PFGI. Expenses shall include all costs and disbursements incurred by such counsel, including postage, courier services, photocopying charges, telephone and fax charges and other customary disbursements related to comparable transactions. The legal fees and expenses described above shall be payable by the Company whether or not a closing ever takes place; provided that, such reimbursement obligation shall not exceed $25,000.

Provident Bank, PFGI and the Company hereby irrevocably waive any right to trial by jury in any claim, demand, action, or cause of action arising under this commitment letter, the Term Sheet, any transaction relating thereto, or any other instrument, document or agreement executed or delivered in connection therewith, and acknowledge that the foregoing waiver is knowing and voluntary.

If the agreement evidenced by this letter and the Term Sheet incorporated herein is acceptable, please indicate your acceptance by signing and returning a copy of this letter prior to 9:00 a.m. (EDST) on June 12, 2003, and paying the Deposit specified in the Term Sheet pursuant to the enclosed wire transfer instructions for our receipt prior to 5:00 p.m. (EDST) on June 13, 2003.

We look forward to working with you on successfully completing these Transactions. We will begin documenting the Transactions after we have received this letter countersigned by you and the Deposit.

This offer will expire on June 12, 2003 at 9:00 a.m. (EDST) unless a signed copy of this letter is delivered in the manner specified above, or on June 13, 2003 at 5:00 p.m. (EDST) unless the Deposit is delivered in the manner specified above. If this offer is accepted, definitive documentation will be provided by Provident and PFGI to the Company for the Company’s review on or prior to June 17, 2003. If such documents are so timely provided and Provident and PFGI negotiate promptly and in good faith and definitive documents are not executed on or before 5:00 p.m. (EDST) on June 30, 2003, this commitment will expire and Provident Bank and PFGI will have no liability or further obligation.

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Sincerely,

THE PROVIDENT BANK

By:	/s/ Stephen P. Wood
Name:	Stephen P. Wood
Title:	Senior Vice President

PROVIDENT FINANCIAL GROUP, INC.

By:	/s/ James L. Gertie
Name:	James L. Gertie
Title:	Executive Vice President

Agreed and accepted with the intent to be legally bound:

Vsource, Inc.

By:	/s/ Dennis M. Smith
Dennis M. Smith
Vice Chairman & Chief Financial Officer

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TERMS FOR

SALE OF LOAN PARTICIPATION AND

EQUITY INTERESTS RELATING TO

TEAM AMERICA, INC.

Loans :	$6,000,000 Term A Loan, $3,060,175.88 Term B Loan (the “Loans”) and $914,000 Letter of Credit Facility under the Credit Agreement dated as of December 28, 2000, as amended (the “Credit Agreement”), among Team America, Inc. (“Team America”) and Mucho.com, Inc., as Borrowers, and The Provident Bank (“Provident”), as Agent and a Lender, and The Huntington National Bank (“Huntington”), as a Lender.

Loan Participation Percentage:	55.5555556%

Equity Securities:	All shares of Series 2000 9.75% Cumulative Convertible Redeemable Class A Preferred Shares of Team America held by Provident Financial Group, Inc. (“PFGI”), all Warrants to purchase Common Shares of Team America held by PFGI and all of PFGI’s right, title and interest in the Memorandum of Understanding dated as of March 27, 2003 (the “MOU”), among Team America, Stonehenge Opportunity Fund, LLC, PFGI and Professional Staff Management, Inc., as amended by the MOU Amendment hereinafter defined (collectively, the “Equity Securities”).

Seller:	Provident as to its Participation Percentage of the Loans. PFGI as to the Equity Securities.

Purchaser:	Vsource, Inc., a Delaware corporation, and its permitted assigns (“Purchaser”).

Purchase Price:	At Closing, Purchaser shall pay $1,600,000 to Provident in immediately available funds (the “Purchase Price”). Provident Bank and PFGI are willing to accept the Purchase Price solely in connection with and in the context of the transactions described herein, including the release referred to herein (the “Transactions”), and such Purchase Price shall not be deemed to be an admission of value of the interests being sold or underlying collateral for any other purpose.

Deposit:	Upon its execution of the cover letter transmitting these Terms, Purchaser shall pay $100,000 to Provident as a non-refundable good faith deposit, payable in immediately available funds (the “Deposit”). The Deposit shall be credited to the Purchase Price at Closing. If the Closing does not occur on or before the Closing Date, the Deposit shall not be credited to the Purchase Price. If for any reason the Transaction is not completed, Vsource’s sole liability to Provident shall be the Deposit, Vsource’s agreement to reimburse
Provident for up to $25,000 in legal fees and expenses and certain indemnification obligations contemplated by that certain letter dated the date hereof among Provident, PFGI and Vsource.

Letters of Credit:	The existing letters of credit issued by Provident under the Credit Agreement in favor of The Hartford Insurance Company and the Ohio Bureau of Workers Compensation (the “Existing Letters of Credit”) shall be replaced by separate substitute letters of credit issued concurrently by each of Provident and Huntington for their respective pro rata shares of the liability under the Existing Letters of Credit (the “Substitute Letters of Credit”). Provident’s Substitute Letters of Credit shall be 100% secured at all times by a cash collateral account transferred to and owned by Provident free and clear of encumbrances, liens and security interests. Provident’s Substitute Letters of Credit shall be non-renewable, shall not exceed Provident’s portion of the stated amounts of the replaced Existing Letters of Credit and shall expire no later than June 30, 2004 (the “Maturity Date”). Purchaser shall cooperate with Team America to exercise best efforts to reduce the stated amounts of the Substitute Letters of Credit below the stated amounts of the Existing Letters of Credit. Upon any draw of the Substitute Letters of Credit, Provident shall have the right to immediately apply such cash collateral funds as shall be necessary to make Provident whole.

Agent:	At Closing, Provident shall resign as Agent under the Credit Agreement.

Assignment:	Provident shall assign its interest in the Loans, the Credit Agreement and all related Loan Documents (excluding its interests relating to the Existing Letters of Credit) and PFGI shall assign the Equity Securities to the Purchaser without recourse and without any representation or warranty other than due authorization and good and marketable title.

Liens:	Provident shall assign to Purchaser its liens and security interests under the Credit Agreement and other Loan Documents defined therein.

Closing Date:	August 31, 2003, or as soon as practicable thereafter but no later than September 30, 2003; closing shall occur concurrent with and not prior to the closing of the Restructure, as defined in a certain Term Sheet dated June 12, 2003 by and between Huntington and Team America.

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Conduct Pending
Closing:	To the extent that Borrowers fail to make any payment of any principal, interest, charges, costs or expenses that is or becomes due to Lenders under the Credit Agreement or other Loan Documents, Provident shall forbear the exercise of its rights and remedies in respect of such amounts which are allocable to Provident and they shall be added without limitation to the Purchase Price at Closing for full payment at Closing; provided that this provision shall not constitute a waiver of any default arising from any such nonpayment.

The Merger Agreement for the Merger (hereinafter defined) shall not be amended in any manner adverse to Provident or PFGI.

Merger:	Neither Provident nor PFGI consents to or approves the merger of Purchaser and Borrowers (the “Merger”) unless the Transactions are completed. The failure of Purchaser to timely consummate the Transactions shall prohibit Team America from consummating the transactions contemplated in connection with the Merger, including but not limited to the Amendment to the MOU executed in connection herewith (the “MOU Amendment”) among Team America, Stonehenge Opportunity Fund, LLC, PFGI and Professional Staff Management, Inc., and the Transactions shall be null and void ab initio, with no effect whatsoever, except that Provident shall retain the non-fundable Deposit.

Consents:	Huntington, Team America, and the parties to the MOU shall have consented in writing to the Transactions prior to or simultaneously with the execution of the commitment letter transmitting these Terms.

Releases:	As a condition to Closing, Huntington, all Borrowers, all Guarantors and all parties to the MOU Amendment shall have fully released and discharged Provident and PFGI from any and all past, present and future claims arising from or relating to the Credit Facility, the Equity Securities, the MOU Amendment, the Merger and the Transactions; provided that Huntington’s release shall not extend to the gross negligence or willful misconduct of Provident and Provident shall provide a mutual release to Huntington at Closing if requested to do so by Huntington.

Documentation:	All documentation evidencing or relating to the Transactions (the “Transaction Documents”) shall be consistent with the terms and conditions hereof and with other customary terms and conditions as are agreed to by Provident, PFGI and the Company and their legal counsel in commercially reasonable good faith negotiations.

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Expenses:	At Closing, Purchaser shall reimburse up to $25,000 of reasonable out-of-pocket costs and expenses incurred by Provident in connection with the Transactions.
Governing Law:	The Transaction Documents shall be governed by the laws of Ohio, with submission to Ohio jurisdiction and venue.

Waiver of Jury Trial:	All Transaction Documents shall contain a waiver of jury trial.

Assignment:	No party may assign or transfer any of its rights or obligations under the Transaction Documents, except that Vsource, Inc. may assign its rights under the Transaction Documents to a party or parties approved in writing by Huntington; provided that such assignment shall not affect or release any liability of Vsource, Inc. under the Transaction Documents.

ACH Facility:	Provident has agreed to extend the Amended and Restated Intercreditor Agreement dated as of March 28, 2003, between Provident and Huntington as to the Amended ACH Agreement defined therein until September 30, 2003, provided that Huntington extends the Amended ACH Agreement on its current terms to such date.

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THE PROVIDENT BANK

WIRE TRANSFER INSTRUCTIONS

To:	Vsource, Inc.

Date:	June 12, 2003

Re:	$100,000 Deposit for Purchase of Loan Participation and Equity Interested Relating to Team America, Inc.

Please remit payment of the Deposit referred to above to the following account and notify Stephen Wood at (513) 579-2096 and Eric J. Geppert at (513) 929-3405 of its transmission and Federal Reference Number:

The Provident Bank

Cincinnati, Ohio

ABA 042 000 424

GL Account 216-11320

Ref: Team America

EXHIBIT E

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

FORM OF CERTIFICATE OF INCORPORATION OF TEAM

(POST-REINCORPORATION)

CERTIFICATE OF INCORPORATION

OF

VSOURCE CORP.

1. Name. The name of the corporation is “Vsource Corp.” (the “Corporation”).

2. Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the Corporation’s registered agent at such address is “The Corporation Trust Company”.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. Capital Stock. The Corporation is authorized to issue one class of stock to be designated “Common Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is [            ], with a par value of $0.01 per share.

5. Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

6. Creditor Arrangement. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

7. Staggered Board of Directors. The number of directors of the Corporation shall be fixed from time to time in the manner set forth in the Bylaws.

(a) The Board of Directors shall be divided into three classes with each class containing one third of the total number of directors as nearly equal in numbers as

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possible. Any inequality among the classes in the number of directors comprising such classes shall not impair the validity of any action taken by the Board of Directors. Directors of the first class shall hold office for a term expiring at the next succeeding annual meeting following the incorporation of the Corporation, the directors of the second class shall hold office for a term expiring at the second succeeding annual meeting, and the directors of the third class shall hold office for a term expiring at the third succeeding annual meeting.

(b) Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

(c) In the event of any increase or decrease in the authorized number of directors, each director then serving shall nevertheless continue as a director of the class of which such person is a member until the expiration of such person’s term, or such person’s earlier death, resignation or retirement.

(d) Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their respective successors shall have been elected and qualified. If there are no directors then in office, an election of directors may be held in the manner provided by statute.

8. Stockholder Vote Required

(a) The following definitions shall apply for the purposes of this Article 8 only:

(i) “Authorized Exchange” shall mean an internationally recognized exchange or quotation system, which exchange or quotation system shall have a minimum market capitalization, based on the market value of all of the securities listed thereon, of US$50 billion, as quoted and reported within the EMTK Function of Bloomberg Financial Markets or, if not so quoted, based upon statistics made publicly available on such exchange.

(ii) “Merger” shall mean the merger of Merger Sub with and into Vsource upon the terms and subject to the conditions set forth in the Merger Agreement.

(iii) “Merger Agreement” shall mean that certain Merger Agreement dated as of June             , 2003 by and among Vsource, Inc. (“Vsource”), a Delaware corporation, TEAM America, Inc. (“TEAM America”), an Ohio corporation and Beaker Acquisition Co., Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of TEAM America.

(iv) “Non-Qualifying Common Financing” shall mean any proposed authorization or issuance by the Corporation of any new shares of Common Stock

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for the purpose of selling such Common Stock at a price less than $0.75 per share (as adjusted for stock splits, stock dividends, combinations and the like) (the “Benchmark Price”), including, without limitation, any debt or securities that are convertible, exercisable or exchangeable for or into Common Stock at an effective price of less than the Benchmark Price, and any options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of Common Stock at a price less than the Benchmark Price; provided, however, that the term “Non-Qualified Common Financing” does not include any authorizations, issuances or sales of shares of Common Stock by the Corporation if such authorization, issuance or sale is made (x) pursuant to an employee or director stock option/stock issuance plan or employee stock purchase plan that has been approved by stockholders holding a majority of the share capital of the Corporation (as determined on a fully diluted basis), (y) in connection with the Merger or in connection with a stock split or stock dividend, or (z) upon the exercise, conversion or exchange of options, warrants, notes or other rights to acquire shares of Common Stock issued and outstanding on June             , 2003 or issued prior to or in connection with the Merger.

(v) “Non-Qualifying Sale” shall mean any sale or other acquisition (including by merger or consolidation) of more than fifty percent (50%) of the Corporation’s Common Stock on a fully diluted basis (assuming full conversion and exercise of all outstanding convertible, exchangeable and exercisable securities, including, without limitation, securities granted under any employee or director stock option plan which have vested), where:

(x) the consideration takes the form of equity of the acquiror and (1) such equity is not traded on an Authorized Stock Exchange or, (2) if such equity is traded on an Authorized Stock Exchange, (A) the consideration shares have not been registered pursuant to an effective registration statement (if registration is required for such consideration shares to trade on the applicable Authorized Stock Exchange) or (B) the average daily trading volume for such acquiror’s listed equity during the 180-trading day period immediately preceding the closing of such Non-Qualifying Sale is less than $1,000,000 per day (as determined by multiplying the daily number of shares traded by the average of the high and low bid prices each day), in each case unless the consideration also includes cash in an amount equal to or greater than the Benchmark Price; or

(y) the consideration takes the form of cash and the purchase price is less than the Benchmark Price.

(vi) “Senior Equity Financing” shall mean any proposed (x) authorization, issuance or sale by the Corporation of any shares of capital stock of the Corporation that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation of the Corporation to capital stock held by the stockholders (the “Senior Equity”), including, without limitation, any securities convertible, exercisable or

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exchangeable for shares of Senior Equity of the Corporation, and any options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such Senior Equity, including any stock appreciation or similar rights, contractual or otherwise or (y) issuance or incurrence of debt by the Corporation that is convertible for shares of capital stock (including Senior Equity or Common Stock) of the Corporation.

(b) In addition to any approval which might otherwise be required by Delaware law, the approval by a majority of the stockholders of the Corporation entitled to vote generally in the election of directors, voting as a single class at a special meeting of the stockholders, shall be required to consummate any of the following actions or transactions:

(i) Any Senior Equity Financing;

(ii) Any Non-Qualifying Common Financing; or

(iii) Any Non-Qualifying Sale.

(c) Such vote shall be required notwithstanding any other provision of this Certificate of Incorporation, any provision of law or any agreement with any regulatory agency or national securities exchange which might otherwise not require such a vote.

9. No Director and Officer Liability.

(a) To the fullest extent permitted by the law of the State of Delaware as it now exists or may hereafter be amended, no director or officer of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach or breaches of fiduciary duties owed by such director or officer, as applicable; provided that the provisions of this article shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director or officer derived an improper personal benefit. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protections of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(b) The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and hold harmless and upon request shall advance expenses to any person (and heirs, executors or administrators of such person) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while such a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation or any partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses

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(including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article 9 shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

(c) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the law of the State of Delaware.

(d) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the law of the State of Delaware.

(e) The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(f) Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the law of the State of Delaware any modification of law, shall eliminate or reduce the effect of this Article 9 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

10. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges conferred upon stockholders, directors or other persons pursuant to this Certificate of Incorporation are granted subject to this reservation.

11. Supermajority Vote for Certain Amendments to Certificate. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at

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least 67% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required (a) to amend or alter any provision of Article 4 that would authorize or set forth terms related to any capital stock other than Common Stock; or (b) to amend, alter or repeal this Article 11.

12. Stockholders’ Written Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by written consent signed by stockholders holding not less than the necessary majority of shares to take the action if it were taken at a meeting.

13. Election by Written Ballot. Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

14. Incorporator. The name of the incorporator is [                ], whose mailing address is [                ].

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make, file and record this certificate, and do certify that the facts herein stated are true; and I have accordingly hereunto signed this certificate of incorporation on [                ], 2003.

[ ]
Incorporator

7

EXHIBIT F

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

FORM OF BYLAWS OF TEAM

(POST-REINCORPORATION)

BYLAWS

OF

VSOURCE CORP.

ii

iii

BYLAWS

of

VSOURCE CORP.

(the “Corporation”)

ARTICLE 1

STOCKHOLDERS

Section 1.1 Annual Meetings. An annual meeting of the stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Section 1.2 Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, the President or the Board of Directors. Such special meetings shall be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5 Quorum. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these Bylaws, the presence in person or by proxy of the holders of a majority of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by a chairman designated by the Board of Directors, or in the absence of such designation, by the Chief Executive Officer, or in the absence of the Chief Executive Officer, by the President, or in the absence of the foregoing persons, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Conduct of Meetings. The Board of Directors may adopt by resolution such rules and procedures for the conduct of meetings of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures as the chairman shall determine for the proper conduct of the meeting.

Section 1.8 Voting; Proxies.

(a) Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by the stockholder that has voting power upon the matter in question.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

(c) A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.

(d) Voting at meetings of stockholders need not be by written ballot. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate

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inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

(e) The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(f) The date and time of the opening and the closing of the polls for each matter upon which the stockholder will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

(g) In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the Delaware General Corporation Law, or any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) thereof, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons who represent more votes than the holder of a proxy is authorized by the record owner to case or more votes than the stockholder holds of record.

(h) At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law or by the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting, provided that (except as otherwise required by law or by the Certificate of Incorporation) the Board of Directors may require a larger vote upon any election or question.

Section 1.9 Fixing Date for Determination of Stockholders of Record.

(a) Notice and Voting Rights: In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by

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the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) Consents: In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, the Certificate of Incorporation or these Bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office, principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the Certificate of Incorporation or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) Other Lawful Action: In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 1.10 List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the

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meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 1.11 Consent of Stockholders in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The consent or consents shall be delivered to the Corporation by delivery to its registered office, principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by law, to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner indicated above. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE 2

BOARD OF DIRECTORS

Section 2.1 Functions and Compensation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors shall have the authority to fix the compensation of the members thereof.

Section 2.2 Number; Qualifications. The Board of Directors shall consist of three or more members, and initially shall consist of seven (7) members; provided, however, the number of directors may be increased or decreased from time to time by resolution of the Board of Directors. Directors need not be stockholders.

Section 2.3 Election.

(a) The Board of Directors shall initially consist of the persons elected as such by the incorporator. The directors shall be divided into three classes, designated Class I, Class II, and Class III, as nearly equal in number as the then total number of directors permits. Initially, Class I directors shall be appointed or elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 2004, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as

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nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(b) Any amendment, change or repeal of this Section 2.3, or any other amendment to these Bylaws that will have the effect of permitting circumvention of or modifying this Section 2.3 shall require the favorable vote, at a stockholders’ meeting, of the holders of at least 67% of the then-outstanding shares of stock of the Corporation entitled to vote.

(c) With the exception of the first Board of Directors, which shall be elected by the incorporators, and except as provided in Section 2.5 of this Article II, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting for the years in which their terms expire and until their successors shall be duly elected and qualified. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 2.4 Nominating Procedures for Directors. Nominations for election to the Board of Directors may be made by the Board of Directors or a nominating committee appointed by the Board of Directors or by any holder of any shares of the capital stock of the Corporation entitled to vote for the election of directors. Nominations other than those made by or on behalf of the management of the Corporation must be made in writing delivered or mailed to the Secretary of the Corporation not less than 120 days in advance of the anniversary date of the Corporation’s proxy statement released to its stockholders in connection with the previous year’s annual meeting of stockholders. The notice concerning the nomination must contain the following information to the extent known to the notifying stockholder: (a) the name and address of the stockholder who intends to make the nomination; (b) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the name and address of each proposed nominee; (d) the principal occupation of each proposed nominee; (e) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (f) the number of shares of capital stock of the Corporation owned by the notifying stockholder. Nominations not made in accordance herewith may be disregarded by the chairman of the meeting at his discretion, and upon his instructions the vote tellers will disregard all votes cast for each such nominee.

Section 2.5 Resignation; Removal; Vacancies. Any Director may resign at any time upon written notice to the Corporation. Stockholders may remove Directors only for cause by vote of a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring in the Board of Directors for any reason may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each Director so elected shall hold office until the expiration of the term of office of the Director whom he or she has replaced.

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Section 2.6 Annual and Regular Meetings.

(a) The annual meeting of the Board of Directors shall be held immediately after the annual stockholders’ meeting and at the place where such stockholders’ meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board of Directors shall be necessary, and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

(b) Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notices thereof need not be given.

Section 2.7 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chief Executive Officer or by one-third (1/3) of the members of the Board of Directors (rounded up to the nearest whole number).

Section 2.8 Notice of Special Meetings. Notice of the time and place of special meetings shall be given to each director in writing or orally, in person or by telephone. In case such notice is mailed, it shall be deposited in the United States mail, addressed to the director at the director’s address shown on the records of the Corporation, postage prepaid, at least five (5) business days prior to the time of the meeting. In case such notice is sent by facsimile machine, it shall be telecopied to the director at the director’s telecopy number shown on the records of the Corporation at least twenty-four (24) hours prior to the meeting. In case such notice is sent by e-mail, it shall be sent to the director at the director’s e-mail address shown on the records of the Corporation at least twenty-four (24) hours prior to the time of the meeting. In case such notice is given orally, it shall be given to the director at least twenty-four (24) hours prior to the time of the meeting.

Section 2.9 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.9 shall constitute presence in person at such meeting.

Section 2.10 Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.11 Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in the absence of the Chairman by the Vice Chairman of the Board, if any, or in the absence of a Vice Chairman, by the Chief Executive Officer or the President, or in the absence of the Chief Executive Officer or the President, by a chairman

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chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.12 Action by Directors Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE 3

COMMITTEES

Section 3.1 Committees.

(a) General. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the Corporation.

(b) Executive Committee. The Board of Directors may appoint an Executive Committee of not less than one member, each of whom shall be a director. The Executive Committee, to the extent permitted by law, shall have and may exercise when the Board of Directors is not in session all powers of the Board in the management of the business and affairs of the corporation, except such committee shall not have the power or authority to amend these Bylaws or to approve or recommend to the stockholders any action that must be submitted to stockholders for approval under the Delaware General Corporation Law.

Section 3.2 Committee Rules Unless the Board of Directors otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its

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business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to ARTICLE 2 of these Bylaws.

ARTICLE 4

OFFICERS

Section 4.1 Executive Officers; Election; Qualifications. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a Chief Executive Officer, President, Chief Financial Officer and Secretary, and it may, if it so determines, elect a Chairman of the Board and a Vice Chairman of the Board from among its members. The Board of Directors may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Any number of offices may be held by the same person.

Section 4.2 Term of Office; Resignation; Removal; Vacancies. Except as otherwise provided in the resolution of the Board of Directors electing any officer, each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding the officer’s election, and until the officer’s successor is elected and qualified or until the officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.3 Powers and Duties of Executive Officers.

(a) General. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

(b) Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers commonly incident to the office of chief executive or delegated to him or her by the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

(c) President. The President shall perform all duties and have all powers commonly incident to the office of president or delegated to him or her by the Chief Executive Officer and the Board of Directors. He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall upon the grant of authority from the Chief Executive Officer have general

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supervision and direction of all of the other officers, employees and agents of the Corporation. The President shall be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

(d) Chief Financial Officer. The Chief Financial Officer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Chief Financial Officer shall also perform such other duties as the Board of Directors may from time to time prescribe.

(e) Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 4.4 Compensation. The Board of Directors shall fix the compensation of the Chairman of the Board, the Chief Executive Officer and of the President and shall fix, or authorize the Chairman of the Board, the Chief Executive Officer or the President to fix the compensation of any or all others. The Board of Directors may allow compensation to be determined by members of any committee and may provide for compensation to any director for attendance at meetings or for any special services.

ARTICLE 5

STOCK

Section 5.1 Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by the holder in the Corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5.2 Transfer of Stock. Upon surrender to the Corporation or the transfer agent for the Corporation of a certificate for shares endorsed or accompanied by a written assignment signed by the holder of record or by such holder’s duly authorized attorney-in-fact, it shall be the duty of the Corporation, or its duly appointed transfer agent, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 5.3 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the

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owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE 6

INDEMNIFICATION

Section 6.1 Definitions. For purposes of this Article, the following definitions shall apply:

(a) “the Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued;

(b) “other enterprises” includes employee benefit plans and nonprofit enterprises;

(c) “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan;

(d) “serving at the request of the Corporation” includes any service as a director, officer, employee or agent of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article.

Section 6.2 Indemnification in Actions, Suits or Proceedings Other than Those by or in the Right of the Corporation. Subject to Section 6.4 and Section 6.9 of this Article, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or

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penalties and amount paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 6.3 Indemnification in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 6.4 and Section 6.9 of this Article, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was a director or officer serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 6.4 Authorization of Indemnification. Any indemnification under Section 6.2 or Section 6.3 this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 6.2 and Section 6.3 of this Article, as the case may be. Such determination shall be made (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 6.5 Advancement of Expenses. Expenses (including attorneys’ fees) incurred by an officer, director, employee or agent in defending any civil, criminal, administrative or

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investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding by the Corporation upon receipt of (a) a written request by or on behalf of the director, officer, employee or agent including such evidence of the incurrence of expenses as the Corporation may reasonably request, and (b) a written undertaking by or on behalf of such director, officer, employee or agent to repay all such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in these Bylaws.

Section 6.6 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 6.7 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent serving at the request of the Corporation as a director, officer, employee or agent on another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify or the obligation to indemnify such person against such liability under this Article.

Section 6.8 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.9 Limitation on Indemnification. Notwithstanding anything contained in this Article to the contrary, the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 7.2 Seal. The Corporation may, but need not, have a corporate seal that may be altered at pleasure, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.3 Execution of Corporate Instruments.

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(a) The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation.

(b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the Corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the Corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed), the Chief Executive Officer or by the President; such documents may also be executed by any Vice-President and by the Secretary of Treasurer or any assistant secretary or assistant treasurer. All other instruments and documents requiring the corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

(c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts by the Corporation shall be signed by such person or persons as the Board of Directors shall authorized so to do.

(d) Execution of any corporate instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Board of Directors.

Section 7.4 Voting of Securities Owned by Corporation. All stock and other securities of other corporations owned or held by the Corporation for itself or for other parties in any capacity shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution by the Board of Directors or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the Chief Executive Officer, or by the President, or by any Vice-President.

Section 7.5 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any written waiver of notice, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless required by the Certificate of Incorporation, neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

Section 7.6 Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its

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directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because the votes of such persons are counted for such purpose, if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorized the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

Section 7.7 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 7.8 Amendment of Bylaws. These Bylaws may be repealed, altered or amended or new Bylaws adopted by written consent of stockholders in the manner authorized by Section 1.11 of Article 1, or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that the Board of Directors shall not make or alter any Bylaws fixing the qualifications, classifications, or terms of office of directors.

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EXHIBIT G

TO MERGER AGREEMENT BY AND AMONG

TEAM AMERICA, INC., BEAKER ACQUISITION CO., INC.,

AND VSOURCE, INC.

NICKERSON TERM SHEET

Employment Agreement

Between

TEAM America, Inc. (“Company”) and S. Cash Nickerson (“Nickerson”)

Term Sheet

1.	Duties: Vice Chairman of Company.

2.	Effective Date: Effective date of merger between Vsource and Company.

3.	Term: At will subject to severance below.

4.	Best Efforts: Executive will devote sufficient business time to the performance of his duties and use his best efforts to advance the interests of Company.

5.	Compensation: Base Salary of $350,000; Target Incentive Bonus of 100% of Base Salary payable upon the achievement of performance targets set by the Board of Director’s Compensation Committee.

6.	Stock Options, Restricted Stock and Similar Types of Compensation Benefits:

(a) Company Common Stock or Options to Acquire Company Common Stock. In recognition of Nickerson’s efforts to bring about the merger between Vsource and Company, his unique knowledge of and management experience with respect to Company, and as an inducement for Nickerson to remain with Company as Vice Chairman and thereby contribute to the completion of the proposed merger and the success of the merged company, prior to the merger and subject to the approval of its shareholders, Company expects to award Nickerson 1.8 million shares of Company common stock (or “in the money” options or other convertible securities to acquire 1.8 million shares of Company common stock, or any combination of shares and options or convertible securities, at Nickerson’s option, that in the aggregate would result in the same number of shares (together, the “Granted Shares”)). On or before the merger closing, Nickerson may designate, in lieu of himself, one or more Company employees to receive a portion of the Granted Shares. The Granted Shares so awarded shall be fully vested, and in the case of options or convertible securities, also 100% immediately exercisable by Nickerson or the applicable designee, prior to completion of the merger. For the avoidance of doubt, these 1.8 million shares of common stock (i) have already been treated as issued and in existence for purposes of calculating the Common Stock Exchange Ratio (as defined in the merger agreement relating to the Vsource and Company merger) and (ii) will not be issued under any of Company’s existing stock option or stock issuance plans. Nickerson hereby acknowledges and agrees that the employment agreement contemplated by this Term Sheet shall not contain an initial “signing” award of shares or options to acquire Company common stock.

(b) Grants of stock options, restricted stock and participation in stock programs or similar types of compensation plans on the same terms and conditions made available to other members of Company’s senior management.

7.	Benefits:

Participation in medical, dental, vision, life insurance, disability, and retirement programs provided by Company.

Relocation Allowance: An allowance to relocate to California of $60,000, plus reimbursement of reasonable expenses for the packing and moving of household goods.

Automobile. An auto allowance of $1,000 per month.

Professional income tax preparation services.

8.	Expenses. Reimbursement for all reasonable expenses for Company-related business upon presentation of proper documentation.

9.	Vacations: Same as other Vice Chairman.

10.	Termination:

By Nickerson: Voluntary termination at any time upon 90 days written notice.

By Company: Immediately for actual cause, which shall include a felony crime conviction, gross negligence or dishonesty in the performance his duties, willful disobedience or willful misconduct; Upon 90 days’ notice for termination by the Company for other than for actual cause, which is included in severance.

By reason of Nickerson’s death during the contract term: employment shall be deemed to have terminated on the last day of the month in which the death occurred.

By reason of disability during the contract term: employment shall be deemed to have terminated on the last day of the month in which Nickerson is deemed disabled.

11.	Severance: Six months base salary if Nickerson is terminated by the Company without cause, by reason of death or disability, if the contract is not renewed, or if Nickerson terminates his employment with the Company because of a reduction in his duties.

12.	Non-Competition: The employment agreement will provide for a 1 year non-competition period following Nickerson’s termination of employment with the

Company.

13.	Confidential Information: The employment agreement will provide for a 2 year period following Nickerson’s termination of employment with the Company during which he will not use or disclose any confidential information of the Company.